United States Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant To Section 14(A) of
the Securities Exchange Act of 1934

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☑	Definitive proxy statement
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ON Semiconductor Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Keith D. Jackson
President and
Chief Executive Officer
ON Semiconductor®

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:
The Annual Meeting of Stockholders of ON Semiconductor Corporation will be held at our principal offices located at 5005 East McDowell Road, Phoenix, AZ 85008 on Wednesday, May 17, 2006 at 9:30 A.M., local time, for the following purposes:
1. To elect three Class I Directors each for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2009 or until his successor has been duly elected and qualified, or until the earlier of his resignation, removal or disqualification;
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year;
3. To approve a proposed amendment to our Amended and Restated Certificate of Incorporation (as of August 1, 2002) to increase the authorized shares of common stock, par value $0.01 per share, from 500,000,000 to 600,000,000;
4. To approve our 2007 Executive Incentive Plan; and
5. To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.
The Board of Directors has fixed the close of business on March 21, 2006, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. For 10 days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection in the offices of ON Semiconductor Corporation, Law Department, 5005 E. McDowell Road, Phoenix, AZ 85008 between the hours of 8:30 A.M. and 5:00 P.M., local time, each weekday. Such list will also be available at the Annual Meeting.
Your vote is very important to us. Please vote as soon as possible by signing, dating and returning the proxy card in the enclosed postage-paid envelope.
Sincerely yours,
April 11, 2006
IMPORTANT NOTICE
PLEASE VOTE YOUR SHARES PROMPTLY

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(continued)

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ON SEMICONDUCTOR CORPORATION
5005 E. McDowell Road
Phoenix, Arizona 85008

PROXY STATEMENT

This statement and the accompanying notice and proxy card are furnished in connection with the solicitation by the Board of Directors (“Board”) of ON Semiconductor Corporation (“We” or the “Company”) of proxies to be used at its Annual Meeting of Stockholders to be held on Wednesday, May 17, 2006 at 9:30 A.M., local time, at our principal offices located at 5005 East McDowell Road, Phoenix, AZ 85008 and at any adjournment or postponement thereof (“Annual Meeting”). This statement and the accompanying notice and proxy card are first being mailed to stockholders on or about April 11, 2006.
Whether or not you plan to attend the Annual Meeting, the Board encourages you to vote your shares via mail as more fully described in the proxy card. All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted in favor of:
1. Election of three Class I Directors each for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2009 or until his successor has been duly elected and qualified, or until the earlier of his resignation, removal or disqualification;
2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year;
3. To approve a proposed amendment to our Amended and Restated Certificate of Incorporation (as of August 1, 2002) to increase the authorized shares of common stock, par value $0.01 per share, from 500,000,000 to 600,000,000; and
4. To approve of our 2007 Executive Incentive Plan.
If other matters properly come before the Annual Meeting, all shares validly represented by proxies will be voted in accordance with the discretion of the appointed proxies.
Record Date and Quorum
The Board has fixed the close of business on March 21, 2006, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 312,287,744 shares of our common stock outstanding.
The presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. Abstentions, withheld votes and broker non-votes are included in determining whether a quorum is present. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.
Required Vote
A plurality of the votes duly cast at the Annual Meeting is required for the election of Directors. The three Director-nominees receiving the highest number of votes will be elected. Withheld votes and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors. The affirmative vote of a majority of the votes duly cast at the Annual Meeting is required to approve Proposals 2, 3 and 4. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on such proposal.
Revocation of Proxies
You may revoke your proxy at any time before it is exercised by submitting to our Secretary a written notice of revocation or a properly executed proxy of a later date, or by attending the Annual Meeting and voting in person.
MANAGEMENT PROPOSALS
PROPOSAL 1
ELECTION OF DIRECTORS
The Board is currently divided into three classes of Directors. Directors hold office for staggered terms of three years or until their successors are duly elected and qualified, or until the earlier of their resignation, removal or disqualification. One of the three classes is elected each year to succeed the Directors whose terms are expiring. Class I Directors will be elected at the Annual Meeting to serve for a term expiring at the annual meeting in the year 2009. The Class II Directors’ terms will expire in 2007. The Class III Directors’ terms will expire in 2008.

The Board has determined that each of the following directors and nominees is independent according to the applicable rules of the Securities and Exchange Commission (“Commission”) and the listing standards of NASDAQ: J. Daniel McCranie, Richard W. Boyce, Kevin R. Burns, Justin T. Chang, Curtis J. Crawford, Jerome N. Gregoire, Emmanuel T. Hernandez, John W. Marren and Robert H. Smith.
Proxies will be voted FOR the election of the nominees, unless you withhold your vote or indicate otherwise on your proxy card. The Board has no reason to believe that any of these nominees will be unable to serve. If, however, any one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.
Class I—Terms Expiring in 2009
Curtis J. Crawford, 58, a Director since September 1999. Dr. Crawford served as our Chairman of the Board from September 1999 until his resignation from that position in April 2002. Dr. Crawford is Founder, President and Chief Executive Officer of XCEO, Inc., a consulting firm specializing in leadership and corporate governance providing mentoring and support for executives. Prior to founding XCEO, Inc. he was the President and Chief Executive Officer of Onix Microsystems, Inc., a developer and manufacturer of optically transparent switches for communication networks located in Richmond, California from February 2002 to April 2003. From 1999 to March 2001, he was Chairman, and from 1998 to March 2001, he was President and Chief Executive Officer of Zilog, Inc., a semiconductor design, manufacturing and marketing company based in Campbell, California. On February 28, 2002, one year after Dr. Crawford left Zilog, Inc., it filed for protection under Chapter 11 of the Bankruptcy Code. From 1997 to 1998, Dr. Crawford was Group President of the Microelectronics Group and President of the Intellectual Property division of Lucent Technologies. From 1995 to 1997, he was President of the Microelectronics Group. From 1993 to 1995, Dr. Crawford was President of AT&T Microelectronics, a business unit of AT&T Corporation. From 1991 to 1993, he held the position of Vice President and Co-Chief Executive Officer of AT&T Microelectronics. From 1988 to 1991, he held the position of Vice President, Sales, Service and Support for AT&T Computer Systems. Prior to 1988, he served in various sales, marketing and executive management positions at various divisions of IBM. Dr. Crawford currently serves as a member of the Board of Trustees of DePaul University and as a member of the Boards of Directors of ITT Industries, Inc., E.I. du Pont de Nemours and Agilysys, Inc.
Richard W. Boyce, 51, a Director since September 1999. Mr. Boyce is a Partner of TPG, a privately held investment firm based in Fort Worth, Texas. From 1997 through January 2000, Mr. Boyce was President of CAF, Inc., a consulting firm that provided operating support and oversight to various companies controlled by TPG. Mr. Boyce periodically served, between 1997 and 1999, as Chief Executive Officer of J. Crew Group, Inc. He was a Director there from 1996 to 1999. Mr. Boyce served as Senior Vice President of Operations for Pepsi-Cola North America (“PCNA”) from 1996 to 1997 and as its Chief Financial Officer from 1994 to 1996. From 1992 to 1994, Mr. Boyce served as Senior Vice President—Strategic Planning for PCNA. Prior to joining PCNA, Mr. Boyce was a Director at the management-consulting firm of Bain & Company, where he was employed from 1980 to 1992. Mr. Boyce also serves on the Boards of Directors of Burger King Corporation, J. Crew Group, Inc., Spirit Group Holdings, Ltd. and Kraton Polymers LLC.
Robert H. Smith, 69, joined the Board of Directors in September 2005. Mr. Smith is a retired officer and director of Novellus Systems Inc., where he served as Executive Vice President, Finance and Administration, and Chief Financial Officer. Smith also served on the Board of Directors of Novellus until his retirement in 2002. In 1994, prior to joining Novellus, Mr. Smith was the Chairman of the Board of Directors for Micro Component Technology Inc., a semiconductor test-equipment manufacturer. From 1986 through 1990, Mr. Smith served as the President of Maxwell Graphics Inc. From 1982 through 1986, Mr. Smith was the Chief Financial Officer for Maxwell Communications of North America Corp. and R.R. Donnelley and Sons. He had previously held executive positions with Honeywell, Inc., Memorex Corporation and Control Data Corporation. Mr. Smith has served on the Board of Directors for Cirrus Logic, Inc. since 1990 and on the Board of Directors of PLX Technology, Inc. since 2002. He has also served on the Boards of Directors of Virage Logic Corporation and Epicor Software Corporation since 2003.
The individuals listed below are presently serving as Directors.
Class II—Terms Expiring in 2007
J. Daniel McCranie, 62, Chairman of the Board since August 2002 and a Director since November 2001. From 1993 to 2001, Mr. McCranie was employed by Cypress Semiconductor Corporation, a diversified, broadline semiconductor supplier with a communications focus located in San Jose, California, most recently as Vice President, Marketing and Sales. He retired from that position in 2001. From 1986 to 1993, Mr. McCranie was President, Chief Executive Officer and Chairman of SEEQ Technology, Inc., a manufacturer of semiconductor devices. Mr. McCranie became Chairman of the Board of Virage Logic Corporation in August 2003. Virage Logic Corporation is a provider of application-optimized semiconductor intellectual property (semiconductor IP) platforms based on memory, logic and design tools that are silicon proven and production ready. Mr. McCranie also serves as a member of the Boards of Cypress Semiconductor Corporation and Actel Corporation.
Kevin R. Burns, 42, a Director since March 2004. Mr. Burns is a Partner of TPG, a privately held investment firm based in Fort Worth, Texas, where he has been employed since 2003. Prior to joining TPG, from 1998 to 2003 he served as Executive Vice President and Chief Materials Officer of Solectron Corporation, an electronics manufacturing services provider. Prior to joining Solectron, Mr. Burns served as Vice President of Worldwide Operations of the Power Generation Business Unit of Westinghouse Corporation, and President of Westinghouse Security Systems. Prior to joining Westinghouse, he was a consultant at McKinsey & Co., Inc. and spent three years at the General Electric Corporation in various operating roles. Mr. Burns currently serves on the Board of Directors of Isola Corporation, a provider of electronic materials and of Celerity, a provider of fluid delivery systems into the semiconductor industry.
Justin T. Chang, 38, a Director since August 1999. Mr. Chang is a Partner of TPG, a privately held investment firm based in Fort Worth, Texas, where he has been employed since 1993.
Emmanuel T. Hernandez, 50, a Director since November 2002. In April 2005, Mr. Hernandez transitioned to the role of Chief Financial Officer of SunPower Corporation, Cypress’s silicon solar cell subsidiary. Prior to that, Mr. Hernandez served for more than 11 years as the Executive Vice President of Finance and Administration and Chief Financial Officer for Cypress Semiconductor Corporation, having joined that company in 1993 as its Corporate Controller. Prior to that, Mr. Hernandez held various financial positions with National Semiconductor Corporation from 1976 through 1993. Mr. Hernandez has served on the Board of Directors of Integration Associates since April 2004.

Class III—Terms Expiring in 2008
Keith D. Jackson, 50, a Director since November 2002. Mr. Jackson was elected as a Director and appointed as President and Chief Executive Officer (“CEO”) in November 2002. Mr. Jackson has over 30 years of semiconductor industry experience. Before joining our Company, he was with Fairchild Semiconductor Corporation, serving as Executive Vice President and General Manager, Analog, Mixed Signal, and Configurable Products Groups beginning in 1998, and, more recently, was head of its Integrated Circuits Group. From 1996 to 1998, he served as President and a member of the Board of Directors of Tritech Microelectronics in Singapore, a manufacturer of analog and mixed signal products. From 1986 to 1996, Mr. Jackson worked for National Semiconductor, most recently as Vice President and General Manager of the Analog and Mixed Signal division. He also held various positions at Texas Instruments Incorporated including engineering and management positions from 1973 to 1986.
Jerome N. Gregoire, 54, a Director since February 2000. Mr. Gregoire is currently a writer with IDG Publications and a real estate developer in Austin, Texas. From July 1996 until November 1999, Mr. Gregoire was the Senior Vice President and Chief Information Officer of Dell Computer Corporation. Prior to joining Dell, Mr. Gregoire spent 10 years with PepsiCo, Inc., most recently as Vice President of Information Systems for Pepsi-Cola Company.
John W. Marren, 43, a Director since July 2000. Mr. Marren is a Partner of TPG, a privately held investment firm based in Fort Worth, Texas. From 1996 through April 2000, Mr. Marren was Managing Director and Co-Head of Technology Investment Banking at Morgan Stanley. From 1992 to 1996, he was Managing Director and Senior Semiconductor Analyst at Alex, Brown and Sons. Mr. Marren is currently the Chairman of the Board of MEMC Electronic Materials, Inc. and is serving on the Board of Directors of Conexant Systems, Inc. Prior to joining Conexant’s Board of Directors, Mr. Marren was a director of Globespan Virata, Inc. since June 2000.
Required Vote
The three Class I Director-nominees receiving the highest number of votes will be elected. Withheld votes and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors.
The Board of Directors recommends a vote “for” approval of Proposal 1.
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as independent registered public accounting firm (i) to audit our consolidated financial statements for the year ending December 31, 2006 and (ii) to report on management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting as of December 31, 2006, and is seeking ratification by the stockholders of this appointment.
A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions by stockholders.
Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is not required by our Bylaws or otherwise. Nonetheless, the Audit Committee is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice.
If the stockholders fail to ratify the election, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee, in their discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such an appointment would be in our best interest and the best interest of our stockholders.
AUDIT AND RELATED FEES
The Audit Committee reviews and approves audit and permissible non-audit services performed by PricewaterhouseCoopers, our independent registered public accounting firm, as well as the fees charged by PricewaterhouseCoopers for such services. In its review of non-audit service fees and its appointment of PricewaterhouseCoopers as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.
Fees Billed by PricewaterhouseCoopers. The below table sets forth the aggregate fees billed during 2005 and 2004 for audit and other services provided by PricewaterhouseCoopers. These fees do not reflect all fees incurred, only fees actually billed.

	2005	2004
Fee Type	(in millions)	(in millions)
Audit Fees (1)	$2.7	$1.7
Audit-Related Fees (2)	0.0	0.1
Tax Fees (3)	0.6	0.9
All Other Fees (4)	0.0	0.0

Total Fees	$3.3	$2.7

(1)	Includes fees billed for each of 2005 and 2004 for professional services rendered in connection with the audit of our consolidated financial statements, limited reviews of our interim consolidated financial information, audits of the financial statements of certain 2005, 2004 and 2003 of our subsidiaries and joint venture, and assistance with securities offerings, including the review of related documents, preparation of comfort letters and issuance of consents. The total estimated audit fees for the 2005 integrated audit by PricewaterhouseCoopers of our consolidated financial statements and of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) is $3.1 million, of which $0.3 million was billed in 2005 and reflected in the $2.7 million of audit fees above. The total actual audit fees for the 2004 integrated audit by PricewaterhouseCoopers was $3.2 million, of which

$2.3 million was billed in 2005 and $0.9 million was billed in 2004.

(2)	Includes fees billed for each of 2005 and 2004 for professional services rendered in connection with audits of the financial statements of certain of our employee benefit plans, assistance with mergers and acquisitions, and consultations relating to accounting and reporting matters.

(3)	Includes fees billed for each of 2005 and 2004 for professional services rendered in connection with the preparation of our federal and state income tax returns as well as the income tax returns of certain of our subsidiaries worldwide, tax planning, tax advice, assistance with mergers and acquisitions, consultations relating to transfer pricing, and personal tax services provided to certain of our officers and expatriate employees.

(4)	Includes other fees billed for each of 2005 and 2004 for professional services not included in the above categories.
Policy on Audit Committee Pre-Approval or Audit and Permissible Non-Audit Services. Under the Audit Committee charter, the Audit Committee is to pre-approve all audit services and permitted non-auditing services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimus exceptions for non-audit services prescribed in federal securities laws and regulations. The Audit Committee may delegate authority to one or more members to grant pre-approvals of audit and permitted non-audit services, provided that such decisions shall be presented to the Audit Committee at its next scheduled meeting. During 2005 and 2004, all audit and permissible non-audit services were pre-approved pursuant to its charter.
The Audit Committee has determined that the provision of services, if any, described above is compatible with maintaining PricewaterhouseCoopers’ independence.
Required Vote
The affirmative vote of a majority of the votes duly cast is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.
The Board of Directors recommends a vote “for” approval of Proposal 2.
PROPOSAL 3
APPROVAL OF AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
We are asking stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation (as of August 1, 2002) (the “Certificate”) to increase the authorized shares of common stock from 500,000,000 to 600,000,000. The full text of the Certificate of Amendment to the Certificate (the “Amendment”) is set forth in Appendix A hereto. Our authorized capital stock presently consists of 500,000,000 shares of common stock, $0.01 par value per share, and 100,000 shares of preferred stock, $0.01 par value per share. If this proposal is approved, our authorized capital stock will consist of 600,000,000 shares of common stock and 100,000 shares of preferred stock.
The number of shares of common stock outstanding as of February 22, 2006, was 312,066,306. In addition, we have reserved approximately 96,000,000 shares of common stock for uses that include the conversion of our 1.875% convertible senior subordinated notes due 2025, our zero coupon convertible senior subordinated notes due 2024, the exercise of stock options under our equity compensation plans, and the purchase of shares under our 2000 Employee Stock Purchase Plan. This reserve includes share increases under our Evergreen Provision (as defined below) through 2006, but does not include any additional shares expected to be automatically reserved under this provision for 2007 through 2010. (See “Compensation Committee Report — Summary of the Key Components of the Company’s Compensation Program—Long Term Incentives” below for more information on our Evergreen Provision). Based on the approximately 408,000,000 shares of common stock that are currently either outstanding or reserved for future issuance, the Board of Directors has determined that the number of unreserved shares of common stock presently available for issuance is not sufficient to provide for future contingencies. We believe that the availability of additional authorized but unissued shares of our common stock could be used in various corporate activities which include possible future financings, business combinations and acquisitions, management incentives and employee benefit plans or other corporate purposes. While the number of authorized shares of common stock is sufficient at this time to provide for our immediate needs, an increase in the authorized number of shares available for issuance would give us greater flexibility to respond to future developments and allow common stock to be issued without the expense and delay of a special meeting of stockholders. Except as described herein, we have no other immediate definitive plans, understandings, agreements or commitments to issue additional shares of our common stock for any purpose. If this proposal is approved, such shares would be available for issuance without further action by the stockholders, unless required by our Certificate, as amended, or Bylaws, by the rules of the Nasdaq Stock Market (“NASDAQ”) or any stock exchange on which our common stock may be listed, or by applicable law. If any such shares are to be issued in connection with potential business transactions that independently require stockholder approval, such approval will be sought at the appropriate time.
The Board of Directors has adopted a resolution authorizing the Amendment to increase the authorized number of shares of our common stock, subject to stockholder approval. The Board of Directors believes that the proposed Amendment will provide certain long-term advantages to us and to our stockholders.
In the event additional shares of common stock are issued, existing holders of shares of common stock would have no preemptive rights to purchase any of such shares. It is possible that shares of common stock may be issued at a time and under circumstances that may dilute the voting power of existing stockholders, increase or decrease earnings per share and increase or decrease book value per share of the shares presently outstanding. The proposed Amendment could also, under certain circumstances, have an anti-takeover effect, although this is not the intention of the proposal. For example, in the event of an unsolicited takeover attempt of us, it may be possible for the Board of Directors to impede the attempt by issuing shares of our common stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire us. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed Amendment may limit the opportunity for our stockholders to dispose of their shares at the highest possible price generally available in takeover attempts or that may be available under a merger proposal. In addition, this proposed Amendment may have the effect of permitting our current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. The Board of Directors is not aware, however, of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

Required Vote
The affirmative vote of a majority of the votes duly cast is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.
The Board of Directors recommends a vote “for” approval of Proposal 3.
PROPOSAL 4
APPROVAL OF THE ON SEMICONDUCTOR 2007 EXECUTIVE INCENTIVE PLAN
This section provides a summary of the ON Semiconductor 2007 Executive Incentive Plan (“EIP”), a copy of which is attached hereto at Appendix B.
We are asking stockholders to consider and approve the EIP so that we can continue to attract, retain and motivate key executives and to ensure that payments to such key employees will be tax deductible for the Company. On February 13, 2006 and February 14, 2006, our Compensation Committee of our Board of Directors (the “Compensation Committee”) and our Board of Directors, respectively, approved the EIP, subject to approval by our stockholders at the Annual Meeting. Our Named Executive Officers, as defined below, have an interest in this proposal. (See “Compensation of Executive Officers” below.)
Purpose and Background. The purpose of the EIP is to increase stockholder value by providing a tax deductible incentive for key executives to achieve our strategic and financial goals and to perform to the best of their abilities. Although stockholder approval is not necessary for the Company to enact and maintain a bonus plan for its executives, stockholder approval of the material terms of the EIP is required to ensure that payments to such key employees will be tax deductible for the Company. The EIP accomplishes its purpose by paying awards only after the achievement of specified goals that are set at the beginning of each performance period as determined by the Compensation Committee, or a subcommittee thereof. The EIP will be administered by the Compensation Committee.
The payments made under the EIP are designed to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code (“Code”). Under Section 162(m), we may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer or any of the four other most highly compensated executive officers in excess of $1 million in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), we still can receive a federal income tax deduction for the compensation even if these executives are paid more than $1 million during a single year. The plan allows us to pay incentive compensation that is performance-based and, therefore, fully tax-deductible on our federal income tax return.
Subject to approval by our stockholders at the Annual Meeting, the EIP will be effective as of January 1, 2007. The EIP will replace the ON Semiconductor 2002 Executive Incentive Plan, which was approved by our stockholders during an annual meeting on May 23, 2002 but is scheduled to expire on December 31, 2006.
Eligibility. The Compensation Committee selects the executive officers who will be eligible to receive awards under the EIP, so long as such executive officer could be reasonably expected to be a “covered employee” within the meaning of Section 162(m)(3) of the Code. Performance periods have durations as determined by the Compensation Committee. The actual number of officers who will be eligible to receive an award during any particular performance period cannot be determined in advance because the Compensation Committee has discretion to select the participants. We currently expect that five to eight officers will participate in the plan during each performance period.
Target Awards and Performance Goals. The Compensation Committee assigns each participant a target award and performance goal or goals that must be achieved before an award actually will be paid to the participant for a performance period. The participant’s target award can be expressed as a percentage of his or her base salary at the end of the fiscal year or a specific dollar amount. The performance goals require the achievement of objectives for one or more of:
• Earnings before interest, taxes, depreciation and amortization (“EBITDA”)
• Net income
• Earnings per share
• Return on investment or assets
• Operating income
• Strategic positioning programs
• Return on equity
• New product releases
• New product development
• Stockholder return
• Revenue
• Revenue growth

• Market share
• Operating margin
• Gross profit
• Return on net assets
• Cash flow
• People/organizational development
• Financial, operational and customer related performance
Actual Awards. After the performance period ends, the Compensation Committee determines if the pre-established performance goals were achieved or exceeded. However, the EIP limits actual awards to a maximum of $5 million per person in any fiscal year, even if the formula otherwise indicates a larger award. In addition, the Compensation Committee has discretion to reduce or eliminate (but not increase) the award determined by the formula. Consistent with Section 409A of the Code, awards under the EIP should generally be paid no later than the 15th day of the third month following the calendar year in which the award is earned.
If a participant terminates employment before the end of the performance period in which the bonus is to be earned, or terminates employment before the award is paid, the participant will not receive an award for that period (even if the performance goals actually are achieved). There is an exception for termination of employment due to retirement, disability or death, in which case the Compensation Committee has discretion to pay out all or part of the award.
Administration, Amendment and Termination. The Compensation Committee, or a subcommittee thereof, as appropriate, administers the EIP. The members of the Compensation Committee, or subcommittee thereof, who administer the EIP qualify as “outside directors” under Section 162(m). Subject to the terms of the EIP, the Compensation Committee has sole discretion to:
• select the officers who will receive awards;
• determine the terms of awards;
• determine amounts subject to awards (within the limits of the plan);
• accelerate the payment of awards only as permitted by the plan, the award or under Section 162(m);
• interpret and determine all questions of policy and expediency pertaining to the plan;
• adopt such rules, regulations, agreements and instruments as it deems necessary for proper administration of the plan;
• determine whether awards will be granted in replacement of or as alternatives to any other incentive or compensation plan of the Company or an acquired business unit;
• correct any defect, supply any omission or reconcile any inconsistency in the plan, any award or any award notice;
• adopt such plan procedures, regulations, subplans and the like as it deems necessary to enable participants to receive awards; and
• take any and all other actions it deems necessary or advisable for the proper administration of the plan.
The Board may amend the plan at any time and from time to time, provided however, that no amendment to the plan will be effective unless approved by our stockholders, to the extent such stockholder approval is required under Section 162(m). The Compensation Committee may suspend or terminate the EIP at any time with or without prior notice.
Federal Income Tax Consequences. The amount of cash received by a participant is required to be recognized by such participant as ordinary income subject to appropriate tax withholding and, subject to the discussion below, we will generally be allowed a tax deduction in the amount paid to the participant.
If any payments under the EIP are subject to the provisions of Section 409A of the Code, the EIP dictates that it is intended that such payments under the EIP will comply fully with and meet all the requirements of Section 409A of the Code.
Section 162(m) limits the deduction of compensation in excess of $1 million per year paid to certain of our employees unless, among other exceptions, the compensation is performance-based compensation within the meaning of that provision. Assuming the EIP is approved by the stockholders, we believe that payments under the EIP have been structured to qualify as “performance-based” compensation and, as such, Section 162(m) will not limit the deduction of compensation payable pursuant to the EIP.
The EIP is not subject to any provision of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

The preceding discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the EIP. It is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. No information is provided with respect to foreign, state or local tax laws, or estate and gift tax considerations.
Awards Granted to Certain Officers. Awards earned during the fiscal year ending December 31, 2006, if any, will be governed by the ON Semiconductor 2002 Executive Incentive Plan and shall be paid under such plan. Awards paid under the EIP for service provided in 2007 and beyond are determined based on actual future performance, so future actual awards, if any, cannot currently be determined. There is no assurance that the pre-established performance goals will actually be achieved and therefore there is no assurance that any awards actually will be paid for 2006 or any future performance period.
This is only a summary of the EIP. For more information, see the full text of the EIP attached hereto at Appendix B.
Required Vote
The affirmative vote of a majority of the votes duly cast is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.
The Board of Directors recommends a vote “for” approval of Proposal 4.
THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The Board met 8 times last year and the committees, including any special committees, of the Board held a total of 38 meetings. On average, the Directors attended 90% of the total Board and committee meetings held in 2005. None of our Directors attended less than 75% of the aggregate number of meetings of the Board and the committees on which they served in 2005. We do not currently have a policy with regard to Director’s attendance at the Annual Meeting of Stockholders; however, two Directors, J. Daniel McCranie and Keith D. Jackson, attended the Annual Meeting of Stockholders on May 18, 2005.
Committees of the Board
Audit Committee: The Audit Committee takes such actions, on behalf of the Board, as are necessary to monitor the integrity of our corporate financial reporting; to provide to the Board the results of its monitoring and recommendations derived therefrom; to outline to the Board changes made, or to be made, in disclosure controls and procedures (including internal control over financial reporting) noted by the Audit Committee; to appoint, determine funding for, pre-approve services by, and oversee our independent registered public accounting firm; to review the independence, qualifications and performance of our internal auditors and independent registered public accounting firm; to oversee that management has the processes in place to assure our compliance with all applicable corporate policies, and legal and regulatory requirements; and to provide such additional information and materials as it may deem necessary to make the Board aware of significant matters that require the Board’s attention. It prepares an annual report required by the rules of the Commission for inclusion in our proxy statement. The Audit Committee has the authority, to the extent necessary, to retain independent legal, accounting or other advisors. We will provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to such advisors for the purpose of rendering or issuing a report and to any advisors employed by the Audit Committee. The Audit Committee has various other authorities and responsibilities, including its policies and procedures for pre-approval of services of our independent registered public accounting firm, as set forth in its formal written charter, a copy of which is available on our website at www.onsemi.com and is also attached hereto at Appendix C. The adequacy of this charter is reviewed at least annually. At least quarterly, the Audit Committee discusses critical accounting policies with our management. The Audit Committee meets periodically to consider the adequacy of its disclosure controls and procedures (including internal control over financial reporting). The Board has determined that each member of the Audit Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Board has also determined that each member of the Audit Committee is financially competent under the current listing standards of NASDAQ. The Audit Committee includes at least one independent Director who has been determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with Commission rules. Emmanuel T. Hernandez is the independent Director who has been determined to be an “audit committee financial expert.” See “Audit Committee Report” below for more information on this committee. The Audit Committee met 13 times in 2005.
Compensation Committee: The Compensation Committee, on behalf of the Board, is responsible for developing and applying compensation policies and all elements of compensation for the Chief Executive Officer, other executive officers and any other employees whose total compensation is substantially similar to such other officers, and non-employee Directors (“Outside Directors”). It is also responsible for administering our stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs. Included in its duties are annually reviewing and approving corporate goals and objectives and evaluating performance in light of those goals and objectives relevant to the compensation of the Chief Executive Officer and senior executives, including all executive officers subject to Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”). The Compensation Committee also develops policies and procedures for the succession of the Chief Executive Officer and other key executives. It produces an annual report on executive compensation for inclusion in our proxy statement. The Compensation Committee may retain and terminate any compensation consultants or other advisors and has the authority to approve such consultant’s or advisor’s fees. The Compensation Committee has various other authorities and responsibilities as set forth in its formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually. The Board has determined that each member of the Compensation Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. See “Compensation Committee Report” below for more information on this Committee and for a discussion of independence with regard to Internal Revenue Code Section 162(m). The Compensation Committee met 8 times in 2005.
Corporate Governance and Executive Committee: The Corporate Governance and Executive Committee has the authority to exercise all delegable powers of the full Board when the Board is not in session. It does not, however, have the power, among other things, to amend the Bylaws or Certificate of Incorporation; declare dividends; fix compensation of Directors for serving on the Board or on any committee; appoint or remove the Chairman of the Board or the President and Chief Executive Officer; or take any action that requires stockholder approval. With respect to corporate governance, this Corporate Governance and Executive Committee makes recommendations to the Board regarding the size of the Board; reviews and makes recommendations to the Board regarding committee assignments and updates and amendments to the Corporate Governance Guidelines; reviews, in consultation with the Compensation Committee, and recommends to the Board compensation of the Outside Directors; and reviews and makes recommendations to the Board regarding other matters of corporate governance as requested by the Board or otherwise determined to be appropriate by the Corporate Governance and Executive Committee. The Corporate Governance and Executive Committee has various other authorities and responsibilities as set forth in its formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually. A sub-committee of the Corporate Governance and Executive Committee met 2 times in 2005, and the Corporate Governance and Executive Committee, as a whole, met 7 times in 2005.
Nominating Committee: The Nominating Committee, on behalf of the Board, has the duty of identifying and evaluating Director nominees. The Nominating Committee considers the following factors regarding Board membership: the appropriate size of the Company’s Board of Directors; needs of the Company with respect to the particular talents and experience of its Directors; knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board; familiarity with the semiconductor industry; experience in political affairs; experience with accounting rules and practices; and the desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members. The Company’s goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating Committee will also consider candidates with appropriate non-business backgrounds. Other than the foregoing, there are no stated criteria for Director nominees, although the Nominating Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating Committee does, however, believe it appropriate for at least one, and preferably, several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by Commission and NASDAQ rules. The Nominating Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board. The Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Nominating Committee decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Nominating Committee may engage in research to identify qualified individuals. For a description of the procedure for stockholder nominations, see “Miscellaneous Information—Stockholder Nominations and Proposals” below. The Nominating Committee’s authority and responsibilities are set forth in its formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually. The Board has determined that each member of the Nominating Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Nominating Committee met 3 times in 2005.
Special and Other Committees: In 2005, the Board deemed it desirable and in the best interest of the Company to form various special committees and independent committees, or use the Audit Committee, to consider certain proposed transactions or business arrangements between the Company and other parties, including TPG and/or TPG affiliates.
Board Committee Membership

Corporate Governance and
Executive Committee	Audit Committee	Compensation Committee	Nominating Committee
J. Daniel McCranie*	Emmanuel T. Hernandez*	Richard W. Boyce*	J. Daniel McCranie*
Richard W. Boyce	Curtis J. Crawford	Jerome N. Gregoire	Richard W. Boyce
Curtis J. Crawford	Jerome N. Gregoire	J. Daniel McCranie	Curtis J. Crawford
Keith D. Jackson	J. Daniel McCranie	Robert H. Smith
Robert H. Smith

*	Denotes Chairman of such committee.
Compensation of Directors
Generally, in accordance with our Corporate Governance Principles described below, Directors’ annual compensation consists of a combination of cash and stock option based incentives. In 2005, our Chairman of the Board (“Chairman”) received quarterly payments of $50,000. Outside Directors received a quarterly cash retainer of $5,000. Except as discussed below, Outside Directors do not receive any additional compensation for their services as a Director. Members of the Audit Committee received an additional quarterly payment of $2,500. During 2005 Outside Directors received a meeting fee of $1,500 for each Board and committee meeting, including any special committee meeting, they attended in person, and a meeting fee of $500 for each Board and committee meeting, including any special committee meeting, they attended by telephone. All Directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings and perform other relevant Board duties. Directors affiliated with TPG declined payment of retainer and meeting fees in 2005.
J. Daniel McCranie has significant leadership roles as the Chairman of the Board, Chairman of the Corporate Governance and Executive Committee, Chairman of the Nominating Committee, member of the Audit Committee and member of the Compensation Committee. In February 2005, the Board requested that Mr. McCranie provide additional leadership and devote additional time and attention in his capacity as Chairman of the Board in light of, and in response to, both general and specific needs of the Board and the Company. Mr. McCranie agreed to this request. The Compensation Committee and Corporate Governance and Executive Committee (collectively, “Committees”), in accordance with our Corporate Governance Principles, approved changes to Mr. McCranie’s compensation and recommended that the Board do the same. As a result, the Board and Committees, after reviewing the total compensation of the Chairman, in light of his existing time commitments as Chairman, and the anticipated amount of time that he would be required to devote during the next two years, determined that: (1) the cash retainer portion of Mr. McCranie’s compensation be increased from $25,000 per quarter to $50,000 per quarter, effective as of February 1, 2005; and (2) Mr. McCranie be granted a stock option to purchase 150,000 shares of our common stock. This non-qualified stock option was granted effective February 10, 2005 under the Company’s 2000 Stock Incentive Plan (“SIP”), as amended from time-to-time, and is subject to a separate stock option agreement. The stock option agreement provides for pro rata vesting over a two-year period beginning on the grant date and continuing to vest (i) so long as Mr. McCranie continues to serve as Chairman, or (ii) until such time as the Board adopts a resolution terminating further vesting of such award based upon the Board’s continuing review of the time expended by Mr. McCranie in his role as Chairman. The stock option has an exercise price of $4.40, which equaled the closing price of our common stock on the grant date. As a result of the above, Mr. McCranie’s total annual cash compensation for his various Board services for 2005 was $250,000, which included the $10,000 per year retainer paid to all members of the Audit Committee. As discussed below, Mr. McCranie also received the annual stock option grant that all other Outside Directors received in February 2005.
Outside Directors participate in the 1999 Founders Stock Option Plan (“Founders Plan”) and the SIP. In February 2005, each existing Outside Director received an option to purchase 7,000 shares of our common stock at the exercise price of $4.80 per share. These options vest annually on a pro rata basis over a three-year period beginning on the first anniversary of the date of the grant. All options granted to our Directors have an exercise price equal to the closing price of our common stock on the date of the grant. Robert H. Smith became a Director in August 2005 and did not receive the February 2005 option grant. Upon the start of his directorship he received an offer to purchase 20,000 shares effective August 18, 2005 at an exercise price of $5.20 per share. This option vests consistent with the vesting schedule above for the February 2005 option grant to other Outside Directors.
For further information, see “Relationships and Related Transactions” and “Compensation of Executive Officer—Employment, Severance, and Change In Control Agreements and Arrangements” below.
Corporate Governance Principles
The ON Semiconductor Corporation Corporate Governance Principles were originally adopted by the Board in 2003 and subsequently amended in 2005 (“Principles”). These Principles provide guidance for all types of corporate governance matters and these are available on our website at www.onsemi.com. Among other matters, the Principles include the following items:
The Role of Board and Management. Our business is conducted by its employees, managers and officers, under the direction of the CEO and the oversight of the Board to enhance the long-term value of the Company for its stockholders. Both our Board and management realize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties including employees, recruits, customers, suppliers, creditors, ON Semiconductor communities, government officials and the public at large.
Functions of the Board. The Board has four regularly scheduled meetings at which it reviews and discusses reports by management on our performance. In addition to general oversight of management, the Board and its committees also perform specific functions, including selection of the CEO, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions, assessing risks and ensuring that processes are in place for maintaining the integrity of the Company and its stakeholders.
Qualifications. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. See “Proposal 1—Election of Directors” above, regarding classification of Directors.
Independence of Directors. We will seek to have, at a minimum, a sufficient number of independent Directors to comply at all times with relevant and applicable Commission, NASDAQ and other rules and regulations.
Board Committees. See “—Committees of the Board” above, for information regarding committees established by the Board.
Compensation of the Board. The Corporate Governance and Executive Committee, in consultation with the Compensation Committee, has the responsibility for recommending to the Board compensation and benefits for Outside Directors. In determining compensation and benefits, they are guided by three goals: compensation should fairly pay directors for work required in a company of our size and scope; align Directors’ interests with the long-term interests of stockholders; and the structures of the compensation should be simple, transparent and easy for stockholders to understand. Generally, the Corporate Governance and Executive Committee believes that these goals will be served by compensating Outside Directors with cash and/or stock options.
Other Matters. The Principles include a discussion on how the Board and stockholders together determine Board membership, the annual self-examination by the Directors and determination of the Board agenda, the process available for reporting concerns to the Audit Committee relating to our accounting and auditing matters, compensation of the Board, and other matters typical of Boards of Directors of other publicly traded semiconductor or peer companies.
Code of Business Conduct
We have adopted a broad Code of Business Conduct (“Code”) for Directors and employees. Within this Code is a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller, and other persons performing similar functions, as well as to our Directors and each member of our Finance Department. We believe that the Code satisfies the standards promulgated by the Commission and NASDAQ. The Code, including future amendments, is available free of charge on our website (www.onsemi.com) or by contacting our Office of Investor Relations, 5005 E. McDowell Road, Phoenix, AZ 85008. The Code was also filed as an exhibit to our current report on Form 8-K dated September 20, 2005.
Compliance and Ethics Program
We have a Compliance and Ethics Program designed to prevent and detect violations of our Code of Business Conduct, other standards of conduct and the law. A major goal of the Compliance and Ethics Program is to promote an organizational culture that encourages ethical conduct and a commitment to compliance with the law. In this regard, we have established avenues for parties external to the Company to raise compliance and ethics concerns to our Chief Compliance & Ethics Officer with respect to our employees, Directors and third parties doing business with the Company. If you have a concern of this nature, you may report it anonymously (or on a non-anonymous basis) by: (1) calling the Compliance and Ethics Hotline telephone number at 800-243-0186 from the U.S., Bermuda or Puerto Rico, or, if you outside of these areas, calling (i) AT&T country access code +800-243-0186 if you are dialing from an analog telephone or (ii) AT&T country access code +##800-243-0186 if you are dialing from a digital telephone; if you are outside the U.S. you may also call 602-244-3839; (2) mailing a note to our Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Secretary at ON Semiconductor, Law Department, M/D-A-700, 5005 E. McDowell Road, Phoenix, AZ 85008; or (3) emailing a note to our Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Secretary at sonny.cave@onsemi.com.
COMPENSATION OF EXECUTIVE OFFICERS
The following tables set forth information concerning compensation earned by, or paid for, services provided to us and our subsidiaries for the periods indicated to: (1) our current Chief Executive Officer; and (2) the four most highly paid executive officers who were serving as executive officers at the end of the last fiscal year (“Named Executive Officers”).

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation
					No. of
		Annual Compensation			Securities
				Other Annual	Underlying	All Other
Name and Principal Position (1)	Year	Salary	Bonus (2)	Compensation (3)	Options (4)	Compensation (5)
Keith D. Jackson	2005	$548,550	$221,220	$14,400	300,000	$7,676
President and Chief	2004	515,000	341,235	14,400	300,000	6,985
Executive Officer	2003	519,231	0	14,000	0	63,410
William George	2005	350,000	89,450	14,400	35,000	8,676
Senior Vice President,	2004	339,039	174,456	14,400	75,000	8,435
Operations	2003	335,500	0	14,400	100,000	9,206
William R. Bradford	2005	337,500	90,030	14,400	100,000	6,645
Senior Vice President of	2004	325,000	172,652	14,400	120,000	6,467
Sales and Marketing	2003	332,308	174,468	14,400	75,000	7,314
Donald Colvin	2005	340,000	117,670	14,400	120,000	7,100
Senior Vice President, Chief	2004	325,000	236,445	14,400	150,000	11,478
Financial Officer and Treasurer	2003	258,461	0	11,077	600,000	37,768
Peter Green	2005	297,500	89,800	14,400	155,000	6,983
Senior Vice President and General Manager	2004	200,385	99,626	1,560	300,000	443
of the Integrated Power Device Division	2003	0	0	0	0	0

(1)	Mr. Jackson joined us as President and Chief Executive Officer effective November 19, 2002; Mr. Bradford became our Senior Vice President of Sales and Marketing effective March 28, 2002. Mr. George joined us as Senior Vice President, Operations at inception on August 4, 1999. Mr. Colvin was not employed by us during 2002; he joined us on March 17, 2003 as the Senior Financial Director, and became our Senior Vice President, Chief Financial Officer and Treasurer on April 2, 2003. Mr. Green joined us on April 19, 2004 as Vice President and General Manager of the Integrated Power Device Division and did not become a Named Executive Officer until 2005.

(2)	In 2005 and 2004, performance-based bonuses were paid to our Named Executive Officers as set forth above. There were no performance-based bonuses paid to our Named Executive Officers in the year 2003 for the 2002 measurement period. For Mr. Bradford, amounts listed in 2003 include a special “stay” bonus of $50,000 plus tax gross-up payments for federal, state and local taxes (“Tax Gross-up”) of $28,468 and a special one-time bonus of $96,000 pursuant to his employment arrangement. For Mr. Green, amounts listed in 2004 include a sign-on bonus of $50,000 paid after the commencement of his employment in April 2004. See “—Employment, Severance, and Change In Control Agreements and Arrangements” below.

(3)	During 2005, 2004 and 2003, Messrs. Jackson, George and Bradford were provided a monthly car allowance of $1,200 for the full year. During 2005 and 2004, Mr. Colvin was provided a monthly car allowance of $1,200 for the full year. During 2003, Mr. Colvin was provided the same monthly car allowance for the portion of the year that he was a Senior Vice President. During 2005, Mr. Green was provided with a monthly car allowance of $1,200 for the full year. During 2004, Mr. Green was provided the same monthly car allowance for the portion of the year that he was a Senior Vice President.

(4)	During 2005, Messrs. Jackson, George, Bradford and Colvin received an option to purchase 300,000, 35,000, 100,000, and 120,000 shares, respectively, at the per share exercise price of $4.80. During 2005, Mr. Green received two stock option grants, one for 75,000 shares at the per share exercise price of $4.40 and the other for 80,000 shares at the per share exercise price of $4.80. During 2004, Messrs. Jackson, George, Bradford and Colvin received an option to purchase 300,000, 75,000, 120,000 and 150,000 shares, respectively, at the per share exercise price of $7.02. In connection with Mr. Green commencing employment in April 2004, he received an option to purchase 300,000 shares of the per share exercise price of $6.49. During 2003, Messrs. George and Bradford received an option to purchase 100,000, and 75,000 shares, respectively, at the per share exercise price of $1.25. Mr. Colvin received an option to purchase 600,000 shares at the per share exercise price of $1.31 pursuant to his employment arrangement. Generally, except as described below, options were granted under the SIP or Founders Plan and vest annually on a pro rata basis over a four-year period, subject to continued employment, beginning on the first anniversary of the grant date, and the per share exercise price for each of the option grants is 100% of the fair market value on the grant date. See “—Option Grants in Last Fiscal Year” and “—Employment, Severance, and Change In Control Agreements and Arrangements” below for special vesting and other option terms for certain individuals.

(5)	During 2005 and 2004, Messrs. Jackson, George, Bradford, and Colvin received 401(k) plan match of $6,300 and $6,150. During 2005, Mr. Green received 401K Plan match of $6,300. During 2005, Messrs. Jackson, George, Bradford, Colvin and Green received $1,376, $2,376, $345, $800 and $683 for group term life insurance payments. During 2004, Messrs. Jackson, George, Bradford, Colvin and Green, respectively, received $835, $2,285, $317, $757 and $443 for group term life insurance payments, and Mr. Colvin received a relocation supplement of $3,466 with a tax-gross-up payment of $1,105. During 2003, Mr. Jackson and Mr. Colvin each received a relocation supplement of $46,042 and $29,309, respectively, with tax-gross-up payments of $9,712 and $7,397, respectively, pursuant to their respective employment arrangements. During 2003, Messrs. Jackson, George and Bradford received 401(k) plan match of $6,000 each. In addition, during 2003, Messrs. Jackson, George, Bradford and Colvin received disability insurance, group term life insurance and/or Cobra or other medical insurance payments of $1,656, $3,206, $1,314 and $1,062, respectively.
For further information regarding these payments, see “—Employment, Severance, and Change In Control Agreements and Arrangements” below.

OPTION GRANTS IN LAST FISCAL YEAR
The following table sets forth information regarding individual grants of options to purchase our common stock to the Named Executive Officers in 2005.

	Number of	Percent of			Potential Realizable Value
	Securities	Total Options	Exercise		at Assumed Annual Rates
	Underlying	Granted to	or Base		of Stock Appreciation For
	Options	Employees in	Price	Expiration	Option Term
Name	Granted(1)	Fiscal Year	($/Sh)	Date	5%($)	10%($)
Keith D. Jackson	300,000	4.99%	$4.80	2/17/2015	$905,608	$2,294,989
William George	35,000	0.58%	$4.80	2/17/2015	$105,654	$267,749
William Bradford	100,000	1.66%	$4.80	2/17/2015	$301,869	$764,996
Donald Colvin	120,000	2.00%	$4.80	2/17/2015	$362,243	$917,996
Peter Green (2)	155,000	2.58%	$4.61	2/17/2015	$449,031	$1,137,932

(1)	For Messrs. Jackson, Bradford, Colvin and Green, the option will vest annually on a pro rata basis over a four-year period beginning on the first anniversary of the grant date, subject to continued employment and certain “Change in Control” provisions defined in their respective employment agreements and/or arrangements, if applicable. For Mr. George, the option vests on the earliest of (a) the first anniversary of the grant date, (b) the Scheduled Termination Date (as defined in his employment agreement) or (c) the date his employment is terminated without cause or for good reason (as defined in his employment agreement). For Mr. Green, the option granted on February 10, 2005 (see the following note (2)), provided for pro rata vesting over a four-year period beginning on the first anniversary of the grant date, but notwithstanding this time based vesting it also provided that if certain specified and agreed upon performance measurements were achieved by Mr. Green the stock option would become fully exercisable on the date of such achievement, subject to the Company’s Compensation Committee acceptance. This occurred effective December 20, 2005. See “—Employment, Severance, and Change In Control Agreements and Arrangements” below.

(2)	Mr. Green received two stock option grants: (i) on February 10, 2005, he received an option to purchase 75,000 shares at the per share exercise price of $4.40 and (ii) on February 17, 2005, he received an option to purchase 80,000 shares at the per share exercise price of $4.80. The exercise price indicated in the table is a weighted average exercise price of these two option grants. In addition, the expiration date provided is with respect to the option grant for the 80,000 shares. The option grant of 75,000 shares has an expiration date of February 10, 2015.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION VALUES
The following table sets forth, on an aggregate basis, certain information with respect to the value of unexercised options held by the Named Executive Officers at the end of 2005.

			Number of Securities
	Number of		Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-The-Money Options
	Acquired on	Value	December 31, 2005		at December 31, 2005 (2)
Name	Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Keith D. Jackson	300,000	$1,118,444	675,000	825,000	$2,238,000	$1,338,000
William George	0	0	883,383	35,000	$2,535,582	$25,550
William Bradford	0	0	517,500	377,500	$759,000	$433,000
Donald Colvin	150,000	$629,316	187,500	532,500	$633,000	$1,353,600
Peter Green	0	0	150,000	305,000	$84,750	$58,400

(1)	If the employee executed a same-day-sale transaction, the value realized equals the difference between the per share exercise price of the option and the per share sales price upon sale, multiplied by the number of shares for which the option was exercised. If the employee executed an exercise and hold transaction, the value realized equals the difference between the per share exercise price of the option and the fair market value of a share of our common stock on such date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	In-the-money options include only options for which the underlying security price at December 31, 2005 was greater than the exercise price of the options. The value of exercisable and unexercisable options equals the difference between the option exercise price and the closing price of our common stock on December 30, 2005 (the last day of trading for the fiscal year ended December 31, 2005), multiplied by the number of shares underlying the options. The closing price of our common stock on December 30, 2005, as reported on NASDAQ, was $5.53 per share. These stock options were granted at the fair market value (closing price) of the stock on the grant date.
RETIREMENT PLAN
The following table shows the estimated annual benefits payable under the ON Semiconductor Grandfathered Pension Plan (“Retirement Plan”) for employees who are eligible under the criteria stated below assuming a life annuity benefit:

	Years of Service
Remuneration	15	20	25	30	35
$100,000	$27,573	$33,422	$37,041	$38,489	$38,489
125,000	35,609	43,279	48,149	50,096	50,096
150,000	43,645	53,136	59,256	61,704	61,704
175,000	51,681	63,993	70,363	73,311	73,311
205,000*	60,038	73,245	81,914	85,382	85,382

*	The maximum pay for the 2004 plan year. Compensation after 2004 is not applicable for determining plan benefits.
In connection with the Recapitalization, we established the ON Semiconductor Pension Plan (“Original Plan”). The Original Plan covered employees within the United States who were formerly with Motorola, including our Executive Officer. In 1999, the Original Plan was amended so that benefit accruals under the Original Plan were discontinued effective December 31, 2004 for those employees whose combined age and years of service equaled or exceeded 65 at August 4, 1999 (the “Grandfathered Employees”). Benefit accruals under the Original Plan for all other U.S. employees were discontinued effective December 31, 2000. Effective April 15, 2001, we terminated the Original Plan in a standard termination and substantially all accrued benefits were distributed to participants by December 31, 2001.
In 2000, the Retirement Plan was established and the assets and accumulated benefits related to the Grandfathered Employees were transferred to the Retirement Plan. Upon termination or retirement, Grandfathered Employees could elect to receive their benefits in the form of either an annuity contract or a lump-sum distribution. We terminated the Retirement Plan effective December 31, 2004. We sought the approval to terminate the Retirement Plan from the Pension Benefit Guaranty Corporation and received approval to terminate in 2005. Participants did not earn any additional benefits under the plan after December 31, 2004. All Retirement Plan benefits were distributed by December 31, 2005 either by paying a lump sum distribution directly to the participants or by purchasing an annuity from an insurance company. As of the Retirement Plan termination date, Mr. George was the only Named Executive Officer covered by the Retirement Plan, having 27 years of service under the Retirement Plan (with 36 years of total service), including his years of employment at Motorola. Mr. George’s 2004 annual compensation covered by the Retirement Plan was $205,000 (as limited by this plan). In December 2005, Mr. George received a lump sum distribution from the Retirement Plan in the amount of $909,149, which represented the full value of entitled benefits from the plan.
EMPLOYMENT, SEVERANCE, AND
CHANGE IN CONTROL AGREEMENTS AND ARRANGEMENTS
Agreements and Arrangements. We entered into employment agreements or arrangements with each of our Named Executive Officers: Messrs. Jackson, George, Bradford, Colvin and Green. We also have an employment agreement with George H. Cave, our Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Secretary. These employment agreements and arrangements, including severance and change in control provisions, are discussed below.
The agreements with Messrs. Jackson and George provide for an employment term ending on November 19, 2005, and August 4, 2006, respectively. The arrangements with Messrs. Bradford, Colvin, Green and Cave do not set specific employment terms. The agreements/arrangements provide an annual base salary, subject to periodic adjustment and maximum target bonus percentages. Annual base shares and maximum target bonus percentages for our executive officers, effective as of March 27, 2006, are set forth below.

		Current Maximum Target Bonus
Name of Executive Officer	Current Annual Base Salary	Percentage
Keith D. Jackson	$567,100	100	%*
William George	$355,000	60%
William. Bradford	$345,000	60%
Donald Colvin	$350,000	65	%*
Peter Green	$305,000	60	%*
George H. Cave	$300,000	50%

*	Effective July 2005, this percentage for Mr. Jackson was increased from 75% to 80%, and effective January 2006 this percentage went to the current 100%. Effective July 2005, this percentage for Mr. Colvin was increased from 60% to the current 65% and for Mr. Green was increased from 50% to the current 60%.
These executives are eligible to participate in a bonus plan established and approved by our Board and, pursuant to the bonus plan, the executives may earn a bonus on an annual or other performance period cycle up to the maximum target bonus percentage of base salary during the applicable performance period cycle or an additional amount as approved by the Board under the plan and in each case based on certain performance criteria. Actual bonus payments could range from $0 up to an amount greater than the maximum target bonus based on individual and/or the Company’s performance. Bonuses for these executives are specified by the Board and reviewed by the Board at least annually. For a summary of these bonus arrangements, see “Compensation Committee Report—Summary of the Key components of our Compensation Programs” below.
Mr. Jackson. In addition to the above, Mr. Jackson’s employment agreement required that within 60 days of November 10, 2002, he purchase at least the number of shares of our common stock that resulted from dividing $250,000 by the fair market value (as defined in his employment agreement) on the date of purchase of a share of our common stock. Our policy allows the purchase of our shares by our insiders to take place only during specified periods. On March 13, 2003, Mr. Jackson completed his stock purchase requirement pursuant to his employment agreement. Under this agreement, he also received a relocation supplement of $200,000 to assist with the ancillary costs of relocating his family to Phoenix, Arizona. In addition, the agreement required us to grant Mr. Jackson options to purchase 1,200,000 shares of common stock at a per share exercise price of $1.80, which was the fair market value on the date of the grant, under the SIP and Founders Plan. The options vest annually on a pro rata basis over a four-year period beginning on the first anniversary of the date of the grant, generally subject to his continued employment. If Mr. Jackson’s employment with us is terminated without cause or he resigns for good reason (as each term is defined in his employment agreement), he will be entitled to receive, subject to his execution of a general release of claims against us, his base salary at the rate in effect immediately prior to the termination date for a period of two years (his “termination amount”), which will be paid ratably in equal installments over the two-year period. His agreement requires him to seek comparable employment upon such termination, and the termination amount will be offset by any amounts he earns from other comparable employment he obtains during the two-year period. In the event of Mr. Jackson’s death or disability, we will pay an amount based on the bonus he received in the previous year times the percentage of the fiscal year that has passed prior to his termination. If his employment is terminated without cause or he resigns for good reason within two years following a change in control (as defined in his employment agreement), in addition to the other benefits provided in his employment agreement, we will provide continuation of medical benefits for the greater of: (a) two years after the date of termination; or (b) the remainder of the employment period (both as defined in his employment agreement), and the options granted pursuant to his employment agreement will become immediately exercisable. Any remaining unvested options on the date of termination, not granted pursuant to his employment agreement, will immediately be cancelled. The vested options will expire at the first to occur of: two years after termination for death, disability or termination without cause; the termination date if terminated for cause; 90 days after termination for any other reason; or ten years after the grant date. He is also subject to customary non-solicitation of employees and confidentiality provisions and a two-year non-competition provision. Mr. Jackson’s employment agreement expired in November 2005 but was automatically renewed for a one-year period pursuant to its terms.
Mr. George. In addition to the above, Mr. George’s employment agreement provides that in the event that his employment with us is terminated without cause or he resigns for good reason (as each term is defined in his employment agreement), he will be entitled to, subject to his execution of a general release of claims against us, a lump sum payment equal to the product of two times the sum of: (A) the highest rate of his annualized base salary in effect at any time up to and including the date of termination; and (B) the annual bonus earned by him in the year immediately preceding his date of termination. Pursuant to his employment agreement, we granted Mr. George various options, all of which have fully vested. If his employment terminates: (i) due to his retirement on or after August 4, 2005; (ii) on account of the termination of his employment without cause or he resigns for good reason; or (iii) as a result of his death or permanent disability, all options granted to him as of August 4, 2005, (to the extent they are or become exercisable on the date his employment terminates will remain fully exercisable until the first to occur of: (1) the last day of the five-year period immediately following the date of such termination; and (2) the tenth anniversary of the grant date of such option. The options granted to Mr. George in 2004 and on February 17, 2005 vest on the earliest of (a) the first anniversary of the grant date, (b) the Scheduled Termination Date (as defined in his employment agreement) or (c) the date his employment is terminated without cause or for good reason (as defined in his employment agreement). All options granted after August 4, 2005 will have vesting and exercisability provisions determined by the Board at the time of the grant. In the event we terminate his employment without cause or he resigns for good reason within two years of a change in control (as each term is defined in his employment agreement), then, in addition to the benefits described above, we will provide him with continuation of medical benefits for the greater of: (i) two years after his date of termination (as defined in his employment agreement); or (ii) the remainder of the employment period (as defined in his employment agreement). He is also subject to customary non-solicitation of employees and confidentiality provisions. On February 17, 2005 Mr. George entered into an extension of his employment arrangement which will terminate on August 4, 2006.
Mr. Bradford. In addition to the above, Mr. Bradford’s employment agreement provided him with a guaranteed minimum bonus of $96,000 for the year 2002 measurement period, a hiring bonus of $250,000 plus Tax Gross-up and a stay bonus after one year of service of $50,000 plus Tax Gross-up. The agreement provided a relocation benefit, pursuant to which he received $256,000 and an agreement that we purchase and resell his former Atlanta, Georgia residence and pay to Mr. Bradford an amount equal to $900,000 minus the appraised value of the residence with a maximum payment of $350,000. In connection with the sale of his residence in 2002, he received a payment of $257,500 from us that equaled the difference between $900,000 and the actual sale price of his home. The agreement also required us to grant Mr. Bradford options to purchase 600,000 shares of our common stock at a per share exercise price of $4.20 per share under the SIP, which was the fair market value on the date of the grant. The options vest annually on a pro rata basis over a four-year period beginning on the first anniversary of the date of grant, generally subject to his continued employment. If Mr. Bradford’s employment with us is terminated without cause or he resigns for good reason (as each term is defined in his employment agreement), he will be entitled to severance in the amount of his annual base salary in effect immediately prior to the date of termination plus the amount of his bonus earned in the year preceding his termination, all of which will be paid ratably in equal installments over a twelve-month period following termination. In addition, he is entitled to medical benefits until the earlier of: (i) the date on which he becomes eligible for medical benefits with a new employer; or (ii) the end of the twelve-month period. Further, if his employment is terminated without cause or he resigns for good reason within two years following a change in control (as defined in his employment agreement), the options granted under his employment agreement will become immediately exercisable. His employment arrangement provides that if Mr. Bradford had been terminated for cause or he resigned for other than good reason within twelve months of his starting date, he would have had to repay his hiring bonus. If his employment with us had been terminated by us for cause or he resigned for other than good reason within twenty-four months of his commencement date, he would have had to repay a portion of the relocation benefit he received relating to the sale of his former Atlanta, Georgia residence and the entire amount of his stay bonus. He is also subject to customary non-solicitation of employees and confidentiality provisions. Mr. Bradford’s employment agreement has no specified term.
Mr. Colvin. In addition to the above, Mr. Colvin’s employment agreement provides for a monthly car allowance of $1,200. If we terminate Mr. Colvin’s employment without cause, or he resigns for good reason we are required to pay him: (i) one times his annual base salary; (ii) any earned but unpaid bonus for any prior performance cycle for the relevant executive; and (iii) a pro rata portion of his bonus, if any, for the current performance cycle. Mr. Colvin would also be entitled to medical benefits for one year following termination and up to six months of outplacement assistance for a cost to us not to exceed $5,000. Mr. Colvin’s employment agreement provides that if the severance payments associated with base salary are determined in good faith by us to be deferred compensation subject to Section 409A of the Internal Revenue Code (“Code”), then the first six months of base salary will be paid in a lump sum on the sixth month anniversary of the date of the relevant executive’s termination, and the remaining six months of payments will be paid in accordance with our ordinary payroll practices. Similarly, his employment agreement provides, with respect to bonuses, that if the severance payments associated with these bonuses are determined in good faith by us to be subject to Section 409A of the Code, then such payments will be made to the relevant executive on the later of: (a) the date that bonuses are paid under the bonus program; or (b) the sixth month anniversary of the date of his termination. In the event of a change in control and Mr. Colvin’s employment is terminated (without cause or for good reason) within two years after such an event, then he will be entitled to the aforementioned severance benefits. In addition, the employment agreement provides that he will be entitled to accelerated vesting of all of his outstanding unvested stock options as of the date he signed his employment agreement; plus extension of exerciseability of all vested stock options (through acceleration and non-acceleration) for a period of 1 year, provided, however, that if we determine in good faith that the extension of any such stock option’s exercise period results in the stock option being considered deferred compensation subject to Section 409A of the Code, such extension shall not take effect. All severance benefits for Mr. Colvin are subject to the signing of a general release and waiver (in the form reasonably acceptable to us) and his compliance with certain restrictive covenants. Finally, Mr. Colvin’s employment agreement prohibits him during, and for one year after, the termination of his employment from soliciting any of our employees. Mr. Colvin had a previous employment arrangement that was terminated and replaced by his current agreement entered into on May 26, 2005. Mr. Colvin’s employment agreement has no specified term.
Mr. Green. In addition to the above, Mr. Green’s employment arrangement provides that he is entitled to participate in the Employee Stock Purchase Plan. Mr. Green’s employment arrangement has no specific term and provides for customary medical, vacation and life insurance benefits.
Mr. Cave. In addition to the above, Mr. Cave’s employment agreement provides for a monthly car allowance of $1,200. If we terminate Mr. Cave’s employment without cause, or he resigns for good reason we are required to pay him: (i) one times his annual base salary; (ii) any earned but unpaid bonus for any prior performance cycle for the relevant executive; and (iii) a pro rata portion of his bonus, if any, for the current performance cycle. Mr. Cave would also be entitled to medical benefits for one year following termination and up to six months of outplacement assistance for a cost to us not to exceed $5,000. Mr. Cave’s employment agreement provides that if the severance payments associated with base salary are determined in good faith by us to be deferred compensation subject to Section 409A of the Code, then the first six months of base salary will be paid in a lump sum on the sixth month anniversary of the date of the relevant executive’s termination, and the remaining six months of payments will be paid in accordance with our ordinary payroll practices. Similarly, his employment agreement provides, with respect to bonuses, that if the severance payments associated with these bonuses are determined in good faith by us to be subject to Section 409A of the Code, then such payments will be made to the relevant executive on the later of: (a) the date that bonuses are paid under the bonus program; or (b) the sixth month anniversary of the date of his termination. In the event of a change in control and Mr. Cave’s employment is terminated (without cause or for good reason) within two years after such an event, then he will be entitled to the aforementioned severance benefits. In addition, the employment agreement provides that he will be entitled to accelerated vesting of all of his outstanding unvested stock options as of the date he signed his employment agreement; plus extension of exerciseability of all vested stock options (through acceleration and non-acceleration) for a period of 1 year, provided, however, that if we determine in good faith that the extension of any such stock option’s exercise period results in the stock option being considered deferred compensation subject to Section 409A of the Code, such extension shall not take effect. All severance benefits for Mr. Cave are subject to the signing of a general release and waiver (in the form reasonably acceptable to us) and his compliance with certain restrictive covenants. Finally, Mr. Cave’s employment agreement prohibits him during, and for one year after, the termination of his employment from soliciting any of our employees. Mr. Cave had no previous employment arrangement prior to entering into his current agreement on May 26, 2005. Mr. Cave’s employment agreement has no specified term.
Other Compensation Matters. With respect to our executive officers discussed above, no bonuses were paid during the first half of 2005 under any bonus plan due to the Company’s performance during the second half of 2004. During the second half of 2005, our executive officers did receive bonuses under a bonus plan as a result of the performance of the Company and these individuals during the first half of 2005. The Board, along with its Compensation Committee, determined and approved in advance specific financial and operational performance goals for the first half of 2005 for possible bonus awards to the executive officers along with certain other individuals. Actual bonus amounts were determined based on achievement of these goals. Similar to the past performance period cycles, bonuses for the first half of 2005 were paid only if the Company achieves a certain minimum Earnings Before Income Taxes, Depreciation and Amortization (“EBITDA”) amount. Upon this EBITDA amount being attained, the bonuses were based on the attainment of the specific performance criteria of the Company and the individual executive officer. The bonus awards for each of the executive officers were paid pursuant to our 2002 Executive Incentive Plan.
On March 8, 2005, the Compensation Committee determined and approved for payment a $25,000 discretionary cash incentive bonus to each of Messrs. Jackson, Colvin, Bradford and Green for their performances during 2004. These bonuses were not awarded under our 2002 Executive Incentive Plan.
On February 10, 2005, the Board and Compensation Committee passed a resolution stating their intent for option grants made after that time that (1) have time-based vesting and (2) are granted to our senior vice presidents and above, the grant would include a provision that if the employment of any of these specific officers terminates without cause or for good reason within two years of a change in control, all outstanding unvested options will accelerate and the exercise period will be extended to one year (provided that if the exercise period results in the option being considered deferred compensation subject to Section 409A of the Internal Revenue Code, then such extension shall not take effect).
For further information on transactions between us and our senior executives, see the other sections of “Compensation of Executive Officers” above, “Relationships and Related Transactions” and the “Compensation Committee Report” below.

COMPENSATION COMMITTEE REPORT1
The Compensation Committee (“Committee”) is dedicated to the effective management of the Company’s executive and non-employee Director compensation programs related to: (i) the President and Chief Executive Officer (“CEO”), (ii) the Named Executive Officers and other executive officers designated by the Board as officers subject to the requirements of Section 16 of the Exchange Act (“Section 16 Officers”), (iii) other employees whose total compensation is substantially similar to such Section 16 Officers, and (iv) non-employee Directors of the Company.
Role of the Compensation Committee
The Committee has various duties and responsibilities related to its oversight of the Company’s executive and non-employee Director compensation programs, four of which are summarized below. To properly discharge its responsibilities, the Committee meets at least quarterly, but has and may meet more frequently as the need arises. In 2005, the Committee met eight (8) times.
The Committee provides summary reports at least quarterly to the Board on key decisions or issues before the Committee. Compensation actions for Section 16 Officers are subject to review and approval by the Board. The Committee’s charter sets forth duties and responsibilities of the Committee. For further information on the Committee’s charter see “Board of Directors and Corporate Governance—Committee of the Board” above or you may obtain a copy of such charter in the “Investor Relations” section of the Company’s website at www.onsemi.com.
Compensation Philosophy and Guiding Principles. The Committee is responsible for setting the Company’s compensation philosophy and guiding principles and to monitor their effectiveness. Specifically, the Committee develops these with an emphasis on the Section 16 Officers and other members of the corporate executive staff. The Company desires to attract, retain and motivate highly talented individuals who will deliver competitive financial returns to our stockholders in the short term, while accomplishing the Company’s long-term plans and goals. To this end, the Company utilizes a market-based approach in determining individual compensation. With satisfactory corporate performance, the Company expects to deliver a competitive rewards package comprised of base pay, variable pay, long-term incentives and other benefits. Satisfactory performance of the Company is determined by a comparison to the companies with whom it competes for talent and/or customers (“peer companies”). The Committee analyzes compensation data from such peers companies, giving the greatest weight to the data from the Company’s market competitors in the semiconductor and electronic sectors of the high technology field. As the performance of the Company exceeds that of peer companies, compensation delivered to its executives should adjust in a commensurate manner. This practice directly affirms one of the Company’s philosophies of pay for performance. In general, acceptable corporate results and performance are a necessary condition for the Company’s executives to realize targeted levels of compensation, particularly with respect to discretionary payments of variable pay and long-term incentives. It is noteworthy that the same corporate metrics that determines the executives’ variable pay opportunities are utilized at all levels throughout the Company. This serves to align the interests of all employees under a common purpose in support of the Company’s overall business strategy and goals.
Monitor, Review and Approve Corporate Goals Related to Compensation. The Committee is responsible for monitoring, annually reviewing and approving corporate and individual goals and objectives relevant to, the Company’s compensation programs for its executives and non-employee Directors. The Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee in its responsibilities, including the retention of independent consulting firms to assist in the design and assessment of key executive and non-employee Director compensation programs. For example, the Committee has periodically retained an independent consulting firm to ensure market competitiveness of the Company’s compensation practices and to ensure the efficacy of the Company’s response to new securities and financial reporting regulations relating to stock option expensing requirements. This occurred in 2005. An independent consulting firm provided a report of findings to the Committee. The consultant utilized multiple competitive surveys and peer group/competitor data to make their recommendations.
Administer and Monitor Equity-based and Incentive Plans. The Committee is responsible for administering and monitoring the equity-based and incentive plans of the Company and making recommendations to the Board as appropriate. In this regard, as regulatory changes occur, the Committee reviews such changes and takes appropriate action as it deems necessary. For example, in response to the future implementation of Financial Accounting Standards Board issued SFAS No. 123R, “Share-Based Payment,”, which went effective on January 1, 2006 and addressed the issue of expensing stock options and other equity compensation for Company employees and Directors, the Committee approved a recommendation by management to reduce employee stock option grants by approximately twenty percent (20%) in 2005 from 2004. In addition, in view of the enactment of Section 409A of the Internal Revenue Code, as amended (“Code”), which imposed strict requirements on all deferred compensation plans and harsh penalties for compliance failures, the Committee approved a proposal by management to terminate the Company’s 1999 Executive Deferred Compensation Plan. Related to this duty and responsibility, the Committee monitors the Company’s compensation programs relative to compliance with Section 162(m) of the Code, which will be discussed later in this report.
In 2005, the Company also approved a proposal by management to accelerate the vesting of certain unvested and “out-of-the-money” stock options outstanding under the Company’s stock plans. The acceleration of vesting applied to all unvested options that had an exercise price per share of $7.00 or higher. As a result of the acceleration, options to purchase approximately 2.5 million shares of the Company’s common stock became exercisable immediately. The decision to accelerate such options was based primarily on reasons related to favorable accounting treatment and did not relate to any options owned by any Directors or executive officers.
Present and Future Leadership Needs. The Committee is responsible for reviewing the leadership development process and advising the Board on executive succession planning matters. The Committee engages the CEO and, when appropriate, other members of the Company’s executives on significant reviews of the executive team, assessing both their present performance and future potential. The Committee also monitors the succession plan of the executive group, providing input on developmental needs and reviewing the progress in the recruitment and selection of executives to fill key vacancies.

[1]	Pursuant to Item 402(a)(9) of Regulation S-K promulgated by the Commission, neither the “Compensation Committee Report” nor the material set forth in “Performance Graph – Stock Price Performance Graph” shall be deemed to be filed with the Commission for purposes of the Securities Exchange Act of 1934, as amended (“Exchange Act’), nor shall such report or such material be deemed to be incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933, as amended, (“Securities Act”) unless the intention to do so is expressly indicated.

The Committee, at its discretion, may approve certain employment contracts or retention agreements it deems necessary in securing the ongoing employment of individuals considered critical to the Company. In doing so, the Committee carefully weighs the incremental cost of these agreements against the cost of a disruption of leadership and continuity. In many cases, these agreements are a standard component of a competitive compensation package. See “Employment, Severance and Change in Control Agreement and Arrangements” above.
Summary of the Key Components of the Company’s Compensation Programs
The Company’s compensation plans are designed to provide a competitive total compensation package consistent with its performance in the marketplace. The compensation program for each of the Company’s executives includes:
•	base salary, at a competitive mid-market level when compared to peer companies;
•	semi-annual cash incentive awards tied to specific, quantifiable and objective performance measures based on a combination of corporate and individual goals;
•	annual equity awards, based on corporate and individual performance; and
•	other benefits and allowances.
While executives have more of their total compensation at risk than other employees, the principles which serve as the basis for executive compensation practices apply to the compensation plans for all employees, namely corporate and individual performance drive incentive compensation.
Base Salary. Salaries set for all officers are reviewed for comparability with peer companies, as described above. The Committee also consults with independent compensation experts and review available data, including published salary surveys and other compensation data for semiconductor and high technology companies. This data along with other information was used by the Committee, along with an assessment of corporate and individual performance for each executive, as the basis for base compensation adjustments for such executive.
Semi-Annual Cash Incentive Programs. The Committee annually reviews the bonus component of executive incentive compensation. In each of the past four years, the Committee has restated its commitment to the design of the Company’s related bonus plans (“Bonus Plans”). The Bonus Plans, administered by the Committee, are designed to provide a semi-annual cash bonus to executives, subject to the achievement of one or more specified corporate performance levels. A semi-annual program allows us to plan for the future while adjusting to the rapidly changing semiconductor market. The Bonus Plans use the same corporate performance metrics, and historically have provided for annual or semi-annual cash bonuses to certain employees. A participant’s total bonus is computed based on a bonus percentage applied to the base salary of the employee, and the achievement of objective individual and corporate performance criteria including for 2005 consideration of the Company’s EBITDA. Bonuses were earned under the Bonus Plans for both semi-annual periods in 2005. In addition to bonuses paid under the Bonus Plans, from time to time, the Committee may approve payment of discretionary bonuses for performance by certain executives during specified periods. In this regard, in March 2005, the Committee determined and approved for payment a $25,000 discretionary cash incentive bonus to each of Messrs. Jackson, Colvin, Bradford and Green for their performance during 2004.
Included within the Bonus Plans is the ON Semiconductor 2002 Executive Incentive Plan, which is scheduled to expire on December 31, 2006. The Company is therefore asking stockholders to approve a management proposal to approve the EIP as a replacement of the existing plan. See “Management Proposals – Proposal 4 – Approval of the ON Semiconductor 2007 Executive Incentive Plan” above.
Long Term Incentives. Long term incentives for executives are entirely equity-based and designed to reinforce the alignment of executive and stockholder interests. To that end, the Committee grants stock options under the SIP and Founders Plan as long term incentives for executive officers and other key employees. These rewards provide each individual with a significant incentive to manage from the perspective of an owner.
In 2005, the Company continued to utilize stock options for both executive officers and other key employees. To ensure that grants are linked to performance, the Company’s annual grants of options to executives are made following performance assessments to ensure appropriateness of each award consistent with current performance level. The number of options granted to any individual is also based on a comparison to competitive survey data that may then be adjusted based on individual performance, retention, and other special factors. Annual grants of options are made at an exercise price equal to the fair market value of the shares on the day of the grant, generally vest annually on a pro rata basis over a period of four years, beginning on the first anniversary date of the grants, and expire ten years from the date of the grant. Periodically, special stock option provisions are attached to executive stock option grants. This may be done to motivate specific behavior or performance, an example of which would be to accelerate the vesting of options subject to the achievement of specific measurable business objectives and/or other performance metrics. Another example of modified vesting has been the application of a faster time-based vesting schedule in the context of succession planning for the planned retirement of a key executive.
The Company’s stockholders demonstrated their commitment to the continued use of stock options as a part of our total compensation for executives by approving the Company’s proposal in 2004 to extend the annual automatic increases in the number of shares available for option grants under the SIP (“Evergreen Provision”) ending January 1, 2010. During 2005, this Evergreen Provision caused an automatically increase in the number of shares available for option grants under the SIP equal to 3% of the total number of outstanding shares of the Company’s common stock as of January 1, 2005. The Committee believes that the total net grant run rate for the Company of approximately 1.2% of the total number of outstanding shares of common stock is conservative relative to its peer companies.
Other Benefit Plans and Programs. Executives are eligible to participate in benefit programs designed for all of the Company’s full-time employees. These programs include a tax qualified, stock purchase plan, a 401(k) savings plan, and medical, dental, disability and life insurance programs. The stock purchase plan encourages eligible employees worldwide to own the Company’s common stock by allowing participants to purchase stock, subject to certain limits, at a price equal to 85% of its fair market value. In addition to the preceding, an executive officer holding a title of Senior Vice President or above receives a car allowance of $1,200 per month.
The Chief Executive Officer’s Compensation
Keith D. Jackson is the Company’s President and CEO. He has acted in this capacity under his employment agreement with the Company since November 19, 2002. The term of Mr. Jackson’s employment with the Company was extended during 2005 through November 19, 2006, consistent with the terms of his employment agreement.

In determining Mr. Jackson’s compensation, the Committee adheres to the same principles as outlined earlier in this report to ensure that the compensation is competitive, reflective of individual and corporate performance, has an appropriate mix of base pay, short and long term incentives, and is aligned with the interests of the Company’s stockholders. As a result of the improved performance of the Company and the achievement of individual goals by Mr. Jackson during 2005, the Committee rewarded Mr. Jackson as outlined below.
Mr. Jackson receives an annual base salary of $567,100. This represented an increase effective July 2005 of 7% over his previous base salary. Similarly, the Committee considered and approved an increase effective July 2005 of the maximum target bonus percentage for Mr. Jackson from 75% to 80% of his base salary earned under the Company’s Bonus Plans. Effective January 2006, such bonus percentage increased to 100%. Actual bonus payments for Mr. Jackson could range from $0 up to an amount greater than the maximum target bonus percentage based on the specific Bonus Plans in effect at the time, and individual and corporate performance.
Mr. Jackson participated in the Company’s 2002 Executive Incentive Plan during 2005. Under this plan and subject to performance, he was eligible for a semi-annual bonus. The Committee used objective criteria to assess Mr. Jackson’s performance which included specific financial and operational performance goals for 2005. Mr. Jackson’s actual bonuses were determined based on the achievement of these goals. Bonuses for 2005 were paid only if the Company achieved a certain minimum EBITDA amount. Upon attaining this EBITDA amount, the bonuses of Mr. Jackson were based on EBITDA and the following performance criteria of the Company: a new product a new product development cycle time goal; a revenue goal; a gross margin goal; and a market share goal. These goals were achieved for 2005 – Mr. Jackson performed as measured against these objectives. As a result, Mr. Jackson received two bonuses with respect to 2005 performance as approved by the Committee and pursuant to the 2002 Executive Incentive Plan. The first being for the first half of 2005 performance paid in August 2005 for $196,220, and the second being for the second half of 2005 performance paid in March 2006 for $228,315. The Company’s performance for the second half of 2004 did not require the payment of bonuses to any employees of the Company under the Bonus Plans. Nevertheless, Mr. Jackson did receive a $25,000 discretionary cash incentive bonus in March 2005 based on his individual contribution and performance at the Company during 2004. At this same time certain other employees of the Company were paid a limited amount of discretionary cash incentive bonuses. These bonuses were all targeted at the top 20% of the individual performers at the Company and were approved by the Committee although not paid under one of the Company’s Bonus Plans.
As a part of the Company’s annual stock option program, Mr. Jackson was granted in February 2005 a stock option to purchase 300,000 shares of common stock at a per share exercise price of $4.80, which was the fair market value on the date of grant, under the SIP. Generally, this stock option vests annually on a pro rata basis over a four-year period, beginning on the first anniversary of the grant date.
The Committee believes that Mr. Jackson’s compensation plan is appropriately linked to the Company’s corporate goals and aligned with stockholder interests and is reasonable in relation to the compensation paid to chief executive officers of comparable publicly held semiconductor companies and the Company’s other peer companies.
Compliance with Internal Revenue Code Section 162(m)
The Committee adopted the following policy in order to qualify certain compensation paid to the Company’s “covered employees” (as such term is defined pursuant to Section 162(m)(3) of the Code), as performance-based compensation, and to ensure that to the extent possible the compensation is deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code:
Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1,000,000 paid to its “Named Executive Officers” which are such company’s chief executive officer and the four most highly compensated executive officers (other than the chief executive officer) during a single year. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and certain other criteria are met.
Based on the Company’s understanding of the regulations under Section 162(m), it believes that the full amount of compensation resulting from the exercise of options under our Founders Plan and SIP, and future payments of any cash bonuses under the Company’s executive incentive plans, will be deductible. All other forms of awards under the SIP must meet the general requirements described in the previous paragraph in order to avoid the deduction limitations of Section 162(m).
While the tax impact of any compensation arrangement is one factor to be considered, the Committee evaluates such impact in light of its overall compensation philosophy. The Committee intends to establish executive officer compensation programs that will maximize the Company’s related income tax deductions if the Committee determines that such actions are consistent with its philosophy and the Company’s best interests and the best interests of its stockholders. However, from time to time the Committee may award compensation that is not fully deductible if the Committee determines that such award is consistent with the Company’s philosophy and in the Company’s best interests and the best interests of its stockholders. To the extent possible, the Committee will state its belief in the Company’s annual proxy statement as to the deductibility of compensation paid the Company’s Named Executive Officers during the pertinent reporting periods.
Messrs. Gregoire, McCranie and Smith meet the independence requirement of Section 162(m). The other member of the Committee recuses himself from voting on compensation matters that are intended to comply with Section 162(m) or otherwise cause any appearance of a conflict.
This report is submitted by the Compensation Committee.
Richard W. Boyce, Chairman
Jerome N. Gregoire
J. Daniel McCranie
Robert H. Smith
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal 2005, none of our executive officers served on the boards of directors or the compensation committees of any entities whose directors or officers serve on our Board or Compensation Committee. None of our current or our past executive officers served on the Compensation Committee. See “Relationships and Related Transactions” below.

PERFORMANCE GRAPH
STOCK PRICE PERFORMANCE
The following graph shows a comparison of cumulative total stockholder returns for our common stock, the Philadelphia Semiconductor Index (“SOX”) and the NASDAQ Stock Market Index for U.S. Companies for the past five years. The graph assumes the investment of $100 on December 29, 2000, the last trading day of 2000. No cash dividends have been declared or paid on our common stock. Effective October 25, 2002, our common stock was transferred to the NASDAQ SmallCap Market from the NASDAQ National Market. Effective September 3, 2003, our common stock was transferred back to the NASDAQ National Market. The prices for our common stock used to calculate stockholder returns set forth below reflect the prices as reported by the NASDAQ SmallCap Market or NASDAQ National Market, as applicable. The performance shown is not necessarily indicative of future performance. Our closing price on the last trading day of 2005 was $5.53.

	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05
ON Semiconductor	$100	$39	$26	$123	$85	$105
SOX	$100	$91	$50	$88	$75	$83
NASDAQ Composite	$100	$79	$54	$81	$88	$89

AUDIT COMMITTEE REPORT2
The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of disclosure controls and procedures (including internal control over financial reporting) and the qualifications, independence and performance of its independent registered public accounting firm. It has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our disclosure controls and procedures (including internal control over financial reporting) and the overall quality of our financial reporting.
The Audit Committee, comprised of five independent Outside Directors and operating under its written charter which is attached hereto at Appendix C, has: (i) reviewed and discussed the audited financial statements with our management; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, Communications with Audit Committees, and SAS No. 90, Audit Committee Communications; (iii) received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board No. 1, Independence Discussions with Audit Committees; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies and the processes and controls related to the President and Chief Executive Officer and the Chief Financial Officer financial reporting certifications required by the Commission and Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Commission.
Based on its review and discussions listed above, as well as such other matters deemed relevant and appropriate by it, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Commission.
It is not the duty of the Audit Committee to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles (“GAAP”) or to plan or conduct audits. Those are the responsibilities of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on: (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (2) the report of the Company’s independent registered public accounting firm with respect to such financial statements.
This report is submitted by the Audit Committee.
Emmanuel T. Hernandez, Chairman
Curtis J. Crawford
Jerome N. Gregoire
J. Daniel McCranie
Robert H. Smith*

*	Effective August 18, 2005, Mr. Smith joined the Board and the Audit Committee.

[2]	Pursuant to Item 7(d)(3)(v) of Schedule 14A promulgated by the Commission, the information set forth under “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C, other than as provided in Item 7 of Schedule 14A, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

PRINCIPAL STOCKHOLDERS
Except as discussed in the footnotes below, the following table sets forth, as of February 22, 2006, certain information regarding any person who is a beneficial owner of more than five percent of our common stock. The percent of class amounts set forth in the table below are based on 312,066,306 shares of common stock outstanding on February 22, 2006. The information with respect to the number of shares of common stock that the persons listed below own or have the right to acquire within 60 days of February 22, 2006 is based solely on information filed by such persons with the Commission under the Exchange Act. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the person has the right to acquire within 60 days of February 22, 2006 through the exercise of any stock option, warrant or convertible security.

	Common Stock
	Amount and
	Nature of
	Beneficial		Percent
Name and Address of Beneficial Owner	Ownership		of Class
TPG Advisors II Inc.	165,171,575	(1)	52.93%
201 Main Street, Suite 2420 Fort Worth, Texas 76102
FMR Corp.	39,789,902	(2)	12.75%
82 Devonshire Street Boston, MA 02109
Barclays Global Investors Japan Trust and Banking Company Limited	17,214,539	(3)	5.52%
45 Fremont Street San Francisco, CA 94105

(1)	The number of shares of common stock for TPG Advisors II Inc. includes (i) 53,313,206 shares of common stock directly held by TPG ON Holdings LLC as reported in its Schedule 13D/A filed with the Commission on November 22, 2004 and (ii) 111,858,369 shares of common stock directly held by TPG Semiconductor Holdings LLC. TPG Advisors II, Inc. indirectly controls both TPG Semiconductor Holdings LLC and TPG ON Holdings LLC. The foregoing entities are affiliated with the Texas Pacific Group (“TPG”).

(2)	The number of shares of common stock for FMR Corp. (“FMR”) is based solely on the information contained in the Schedule 13G/A filed with the Commission by FMR on February 14, 2006 reporting the shares held by FMR as of December 31, 2005.

(3)	The number of shares of common stock for Barclays Global Investors Japan Trust and Banking Company Limited (“Barclays”) is based solely on the information contained in the Schedule 13G filed with the Commission by Barclays on January 26, 2006 reporting the shares held by Barclays, and affiliates of Barclays Global Investors, NA, as of December 31, 2005.

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS
The following table sets forth, as of February 22, 2006, except as otherwise noted, certain information regarding beneficial ownership of our common stock by each Director, our Named Executive Officers, and our Directors and executive officers as a group. The information set forth in the table below is based on 312,066,306 shares of common stock outstanding on February 22, 2006. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of February 22, 2006 through the exercise of any stock option, warrant or convertible security.

	Common Stock
	Number			Percentage
	of Shares	Right to		of
	Owned	Acquire (2)	Total	Class
Keith D. Jackson	200,000	625,000	825,000	*
William George	81,050	918,383	999,433	*
William R. Bradford	31,500	721,250	752,750	*
Donald Colvin	38,760	255,000	293,760	*
Peter Green	1,000	170,000	171,000	*
J. Daniel McCranie	225,000	146,794	371,794	*
Curtis J. Crawford (1)	0	227,000	227,000	*
Richard W. Boyce	382,720	27,000	409,720	*
Kevin Burns	0	15,666	15,666	*
Justin T. Chang	0	27,000	27,000	*
Jerome N. Gregoire	10,000	47,000	57,000	*
Emmanuel T. Hernandez	0	27,000	27,000	*
John W. Marren	0	27,000	27,000	*
Robert H. Smith	90,000	0	90,000	*
All Directors and Executive Officers as a group (15 persons)	1,060,030	3,528,143	4,588,173	1.47%

*	Less than 1% of the total voting power of the outstanding shares of common stock.

(1)	The above table does not include Mr. Crawford’s beneficial ownership of a minority interest in ON Co-Investment Partners I, LP which owns a minority interest in TPG Semiconductor Holdings, LLC, an affiliate of TPG and an entity that TPG Advisors II, Inc. indirectly controls. Mr. Crawford does not have voting or dispositive power over any of the shares of common stock beneficially owned by TPG Advisors II, Inc. See “Relationships and Related Transactions” below.

(2)	This number includes shares of common stock issuable upon exercise of options within 60 days of February 22, 2006.
RELATIONSHIPS AND RELATED TRANSACTIONS
Immediately prior to our August 4, 1999 recapitalization (“August 1999 Recapitalization”), we were a wholly-owned subsidiary of Motorola, Inc. We held and continue to hold, through direct and indirect subsidiaries, substantially all of the assets and operations of the Semiconductor Components Group of Motorola’s Semiconductor Products Sector. As part of the August 1999 Recapitalization, an affiliate of TPG purchased a portion of our common stock from Motorola. As a result, TPG’s affiliate became the beneficial owner of approximately 91% of our common stock. As previously stated, as of February 22, 2006, TPG and its affiliates are the beneficial owner of 52.9% of our common stock. Four of our Directors, Richard Boyce, Kevin Burns, Justin Chang and John Marren are also TPG partners.
The credit agreement for our senior bank facilities initially allowed us to pay TPG a management fee of up to $2 million annually for certain services rendered (“Management Fee”). In connection with the amendment to our senior bank facilities in August 2001, any management fees payable to TPG or its affiliates by us will not accrue and not be payable in cash until our quarterly financial statements demonstrate that certain financial ratios have been achieved. TPG subsequently agreed that these fees would not accrue during the period in which the Company was not permitted to pay such fees in cash. During 2004, no TPG management fee was paid or accrued. During the fourth quarter of 2004, we met the requisite conditions under our amended debt agreements to allow for such annual management fee to resume. However, no services were performed by TPG during the fourth quarter of 2004, and accordingly no annual management fees were accrued for or paid during the year. Subsequent to December 31, 2004, TPG waived the right to any future management fee subject to us paying certain costs and expenses associated with a resale shelf registration statement of the Company’s common stock presently owned by TPG. During 2004 we incurred approximately $0.2 million of costs and expenses on behalf of TPG and its affiliate in connection with the March 2004 registration with the Securities and Exchange Commission of approximately 111.8 million shares of our common stock, which are owned by TPG and its affiliate.
On November 10, 2005, we entered into a Conversion and Termination Agreement with an affiliate of TPG to convert the series A cumulative convertible preferred stock into approximately 49.4 million shares of our common stock. Additionally, we issued approximately 3.9 million shares of common stock to such TPG affiliate to induce the conversion of its preferred stock. The early conversion of such preferred stock into common stock, including the proposed issuance of the inducement shares was approved by the Board, following the unanimous recommendation of a special committee, comprised of independent directors, formed specifically for the purpose of negotiating, evaluating and considering the transaction. We also agreed to provide for the registration of the inducement shares by amending the Registration Rights Agreement dated September 7, 2001 entered into by the Company and TPG in connection with the issuance of such preferred stock. Following the conversion, none of the authorized shares of such preferred stock remained outstanding. The Board of Directors of the Company resolved that no series or class of the preferred stock will be issued under the Certificate of Designations and authorized the filing of a certificate of elimination for the Certificate of Designation with the Secretary of State of the State of Delaware, which was filed on February 17, 2006. During 2005, we incurred $0.3 million of costs and expenses associated with the conversion of the redeemable preferred stock held by TPG and its affiliate into approximately 49.4 million shares of our common stock and the issuance of approximately 3.9 million shares of our common stock to TPG and its affiliate and for the related inducement.

We, or our subsidiaries, may, from time to time, in the ordinary course of business, enter into purchasing or supply arrangements with certain companies in which TPG or its affiliates have a five percent or greater ownership interest and/or with companies which have a member of their board of directors who has an ownership or other interest in TPG. Some of these arrangements may involve amounts in excess of $60,000.
For transactions between us and our executive officers, see “Compensation of Executive Officers” generally and specifically “Compensation of Executive Officers—Employment, Severance, and Change In Control Agreements and Arrangements” above.
SECTION 16(a) REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our Directors and officers and persons who own more than ten percent of a registered class of our equity securities to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of any of our equity securities. To our knowledge (based solely on review of the copies of such reports furnished to us), all Directors, officers and beneficial owners of greater than ten percent of our equity securities made all required filings under Section 16(a).
EQUITY COMPENSATION PLAN TABLE
The following table sets forth equity compensation information as of December 31, 2005:

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights (2)	Warrants and Rights	Column (a)) (3)
	(a)	(b)	(c)
Equity Compensation Plans Approved By Stockholders (1)	27,604,150	$4.92	17,090,024
Equity Compensation Plans Not Approved By Stockholders	0	$0	0
Total	27,604,150	$4.92	17,090,024

(1)	Consists of the Founders Plan, the SIP and the 2000 Employee Stock Purchase Plan (“ESPP”).

(2)	Excludes purchase rights accruing under the ESPP that have a shareholder approved reserve of 8,500,000 shares. Under the ESPP, each eligible employee may purchase up to the lesser of (a) 500 shares of common stock or (b) the number derived by dividing $6,250 by 100% of the fair market value of one share of common stock on the first day of the offering period, as defined in the ESPP, during each three-month period at a purchase price equal to 85% of the lesser of the fair market value of a share of stock on the first day of the period or the fair market value of a share of stock on the last day of the period.

(3)	Includes 3,520,714 shares of common stock reserved for future issuance under the ESPP and 13,569,310 shares of common stock available for issuance under the Founders Plan and the SIP. The number of securities remaining available for future issuance under these equity compensation plans increased by 9,319,125 effective January 1, 2006. This increase is not included in this table. The increase in securities remaining available for future issuance was calculated based on 3.0% of our total number of outstanding shares of common stock as of January 1, 2006.
MISCELLANEOUS INFORMATION
Solicitation of Proxies
The entire cost of soliciting proxies will be borne by us. In addition to the solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse such record holders for their reasonable expenses in so doing. We may also use several of our regular employees, who will not be specially compensated, to solicit proxies, either personally or by telephone, telegram, facsimile or special delivery letter.
Annual Report/Form 10-K
Our 2005 Annual Report to Stockholders, which includes our Annual Report on Form 10-K (without certain exhibits and financial statements which are excluded from our Annual Report to Stockholders pursuant to Rule 14a-3(b) of the Exchange Act) for the fiscal year ended December 31, 2005, is being mailed concurrently with this proxy statement to all stockholders of record as of March 21, 2006. Those exhibits and financial statements that are excluded from our Annual Report to Stockholders as described above are available for the cost of photocopying. To receive a copy, please write to Director of Investor Relations, ON Semiconductor Corporation, 5005 E. McDowell Road, Phoenix, AZ 85008, email to Investor@onsemi.com, or go to the Investor Relations section of our website at www.onsemi.com.
Other Business
Other than the election of Directors, the ratification of PricewaterhouseCoopers as our independent registered public accounting firm, the approval of the proposed amendment to our Amended and Restated Certificate of Incorporation and the approval of our 2007 Executive Incentive Plan, we do not intend to bring any other matters to be voted on at the meeting. We are not currently aware of any other matters that will be presented by others for action at the meeting. If, however, other matters are properly presented at the meeting and you have signed and returned your proxy card, the proxies will have discretion to vote your shares on such matters to the extent authorized under the Exchange Act.

Stockholder Communications with the Board of Directors
Historically, we have not adopted a formal policy for stockholder communications with the Board. Nevertheless, we do have a process by which stockholders can send communications to the Board and every effort has been made to ensure that the Board or individual directors, as applicable, hear the views of stockholders so that appropriate responses are provided to stockholders in a timely manner. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary, George H. Cave, at the address of our principal offices with a request to forward the same to the intended recipient. To the extent it is practicable, such communications will generally be forwarded unopened.
Stockholder Nominations and Proposals
Stockholders may present proposals for action at a future meeting if they comply with our Bylaws and SEC rules.
Subject to advance notice provisions contained in our Bylaws, a stockholder of record may propose the nomination of someone for election as a Director by timely written notice to our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement. The notice must set forth: (i) with respect to each person whom such stockholder proposes to nominate for election or re-election as a Director, all information relating to such person as would be required to be disclosed under federal securities laws in a proxy statement relating to the election of Directors (including such person’s or persons’ written consent to being named in the proxy statement as a nominee); (ii) the name and address of the nominating stockholder, as they appear on our books; and (iii) the class and number of shares that are owned beneficially and of record by the nominating stockholder on the date of the notice. In addition, not more than 10 days after a request from our Secretary, the nominating stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A nomination that does not comply with the above procedure will be disregarded.
Under the SEC rules, stockholder proposals for the 2007 Annual Meeting must be received at our principal executive offices, 5005 E. McDowell Road, Phoenix Arizona 85008, not later than December 13, 2006, to be considered for inclusion in next year’s proxy statement. Proposals to be presented at the Annual Meeting that are not intended for inclusion in the proxy statement must be submitted in accordance with applicable advance notice provisions of our Bylaws. You may contact our Secretary at the principal executive offices to request a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals. Generally, our Bylaws provide that a stockholder may sponsor a proposal to be considered at the annual meeting if written notice of such proposal is timely received by our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement.
The notice must set forth: (i) as to each matter the sponsoring stockholder proposes to bring before the annual meeting, a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of the sponsoring stockholder as they appear on our books; (iii) the class and number of shares that are owned beneficially and of record by the sponsoring stockholder on the date of the notice; and (iv) any material interest of the sponsoring stockholder in such proposal. In addition, not more than 10 days after a request from our Secretary, the sponsoring stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A proposal that does not comply with the above procedure will be disregarded.
If we do not receive notice of any proposal within the time frame specified by our applicable advance notice provisions of our Bylaws, our management will use its discretionary authority to vote the shares it represents as the Board may recommend.
Stockholders are urged to mark, sign, date and mail the proxy in the enclosed envelope, postage for which has been provided for mailing in the United States. Your prompt response is appreciated.
GEORGE H. CAVE
Senior Vice President, General Counsel, Chief Compliance &
Ethics Officer and Secretary
Dated: April 11, 2006

Appendix A
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF ON SEMICONDUCTOR CORPORATION
     ON Semiconductor Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify as follows:
1. The name of the corporation is ON Semiconductor Corporation (hereinafter referred to as the “Corporation”). The Corporation filed its original Certificate of Incorporation with the Secretary of State of Delaware on June 18, 1992, and the name of the Corporation at that time was Motorola Energy Systems, Inc.
2. A resolution was duly adopted, pursuant to Sections 242 and 245 of the Delaware General Corporation Law, setting forth this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (as of August 1, 2002) and declaring this Certificate of Amendment advisable. A resolution was duly adopted, pursuant to Sections 211, 212, 242 and 245 of the Delaware General Corporation Law, setting forth and approving this Certificate of Amendment of the Amended and Restated Certificate of Incorporation (as of August 1, 2002) of the Corporation.
3. Paragraph (1) of Article 4 of the Amended and Restated Certificate of Incorporation (as of August 1, 2002) be, and hereby is, amended in full as follows:
     “FOURTH:
(1)	The aggregate number of shares which the Corporation shall have authority to issue is 600,100,000 of which 100,000 of said shares shall be par value $0.01 and shall be designated Preferred Stock, and 600,000,000 of said shares shall be par value $0.01 per share and shall be designated Common Stock.”
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by George H. Cave, its Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary, this                     day of May 2006.

ON Semiconductor Corporation, a Delaware Corporation
By:
George H. Cave
Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary

A-1

Appendix B
ON SEMICONDUCTOR
2007 EXECUTIVE INCENTIVE PLAN
1. Purposes and Background.
     The purposes of the ON Semiconductor 2007 Executive Incentive Plan (“Plan”) are to motivate the Company’s Covered Employees (as defined below) to improve stockholder value by linking a portion of their cash compensation to the Company’s financial performance, reward Covered Employees for improving the Company’s financial performance, and help attract and retain such Covered Employees. The Plan is designed to ensure that the bonus paid hereunder to the Covered Employees of the Company is deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”).
     Once effective, this Plan supersedes and replaces the ON Semiconductor 2002 Executive Incentive Plan which by its terms terminates on December 31, 2006.
2. Definitions.
     The use of singular or plural defined terms in the Plan shall have the same meaning as in this Article 2.
     A. “Award” means any cash incentive payment made under the Plan.
     B. “Code” means the Internal Revenue Code of 1986, as amended.
     C. “Committee” means the Compensation Committee of ON’s Board of Directors, or such other committee designated by that Board of Directors, which is authorized to administer the Plan under Section 3 hereof. The Committee shall consist of at least two individuals who qualify as outside directors of the Company under Code Section 162(m). The Committee shall have the sole discretion and authority to administer and interpret the Plan in accordance with Code Section 162(m).
     D. “Company” means ON and any corporation or other business entity of which ON (i) directly or indirectly has an ownership interest of 50% or more, or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.
     E. “Covered Employee” means any employee of the Company who is a “covered employee” as within the meaning of Section 162(m)(3) of the Code.
     F. “ON” means ON Semiconductor Corporation.
     G. “Participant” means a Covered Employee who is designated by the Committee to participate in the Plan for a fiscal year (or performance period) pursuant to Article 4 of this Plan.
     H. “Plan” means the ON Semiconductor 2007 Executive Incentive Plan.
3. Administration.
     A. The Plan shall be administered by the Committee. The Committee shall have the authority to:
     (i) interpret and determine all questions of policy and expediency pertaining to the Plan;
     (ii) adopt such rules, regulations, agreements and instruments as it deems necessary for its proper administration;
     (iii) select Covered Employees to receive Awards;
     (iv) determine the terms of Awards including, without limitation, the duration of any performance period;
     (v) determine amounts subject to Awards (within the limits prescribed in the Plan);
     (vi) determine whether Awards will be granted in replacement of or as alternatives to any other incentive or compensation plan of the Company or an acquired business unit;
     (vii) accelerate the payment of Awards only as permitted under Section 162 (m) of the Code;
     (viii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award notice;

     (ix) take any and all other actions it deems necessary or advisable for the proper administration of the Plan;
     (x) adopt such Plan procedures, regulations, subplans and the like as it deems are necessary to enable Covered Employees to receive Awards; and
     (xi) amend the Plan at any time and from time to time, provided however that no amendment to the Plan shall be effective unless approved by the Company’s stockholders, to the extent such stockholder approval is required under Section 162(m) of the Code.
     B. The Committee may delegate its authority to grant and administer Awards to a separate committee; however, only to the extent permitted under Section 162(m) of the Code.
4. Eligibility.
     Participation in the Plan is limited in any fiscal year (or performance period) to each employee that the Committee concludes will likely be a Covered Employee for such fiscal year (or performance period). If an employee is designated in its discretion by the Committee to be a Participant under the Plan, but it is later determined that the Participant is in fact not a Covered Employee under the Code, such employee shall remain a Covered Employee for purposes of the Plan and shall remain a Participant in the Plan for such fiscal year (or performance period).
5. Performance Goals.
     A. The Committee shall establish performance goals in writing applicable to a particular fiscal year (or performance period) prior to its start, provided, however, that such goals may be established after the start of the fiscal year (or performance period) but while the outcome of the performance goal is substantially uncertain in accordance with the timing and method of establishing performance goals, as permitted under Code Section 162(m).
     B. Each performance goal shall identify one or more criteria of the Company, any business unit or individual performance that are to be monitored during the fiscal year (or performance period), such as:
•	Net income

•	Earnings per share

•	Return on investment or assets

•	Operating income

•	Strategic positioning programs

•	Return on equity

•	New product releases

•	Operating margin

•	Gross profit

•	Stockholder return

•	Revenue

•	Revenue growth

•	New product development

•	Market share

•	Return on net assets

•	Cash flow

•	Earnings before interest, taxes, depreciation and amortization (EBITDA)

•	People/organizational development

•	Financial, operational and/or customer related performance
     C. The Committee shall determine the target level of performance that must be achieved with respect to each criterion that is identified in a performance goal in order for a performance goal to be treated as attained.
     D. The Committee may base performance goals on one or more of the foregoing criteria. In the event performance goals are based on more than one criteria, the Committee may determine, in its discretion, to make Awards based on alternative criteria, weighting of criteria, or other relevant basis on which the Committee shall establish and determine.
6. Awards.
     A. Awards may be made on the basis of Company, business unit performance, and/or individual goals and/or formulas determined by the Committee. During any fiscal year of the Company, no Participant shall receive an Award of more than $5,000,000.
     B. The Committee, in its discretion, may reduce or eliminate a Participant’s Award at any time before it is paid, whether or not calculated on the basis of pre-established performance goals or formulas.
     C. The payment of an Award requires that the Participant be on the Company’s payroll as of the last day of the fiscal year (or performance period) and on the Company’s payroll as of the date the Award is paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability, as determined by the Committee in its sole discretion.

     D. The Company shall withhold all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Award.
     E. The Awards under this Plan shall be paid to each Participant no later than the 15th day of the third month following the calendar year in which the Award is earned, or, if payment by such date is not “administratively practicable” (as determined by the regulations issued under Code Section 409A), such later date as permitted by the regulations issued under Code Section 409A
7. General.
     A. The Plan shall become effective as of January 1, 2007, subject to stockholder approval of the Plan at the Company’s 2006 Annual Shareholders Meeting. The Plan shall terminate on December 31, 2011. No Award may be made under the Plan after the date the Plan terminates, but Awards earned prior to that date may be paid after that date.
     B. Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by the Company for the account of the Participant under the Plan.
     C. Participation in the Plan shall not give any Covered Employee any right to remain in the employ of the Company. Further, the adoption of this Plan shall not be deemed to give any Covered Employee or other individual the right to be selected as a Participant or to be granted an Award.
     D. To the extent any person acquires a right to receive payments from the Company under this Plan; such rights shall be no greater than the rights of an unsecured creditor of the Company.
     E. The Plan shall be governed by and construed in accordance with the laws of the State of Arizona.
     F. The Committee may suspend or terminate the Plan at any time with or without prior notice. In addition, the Committee may from time to time and with or without prior notice, amend or modify the Plan in any manner, but may not without stockholder approval adopt any amendment that would require the vote of stockholders of the Company pursuant to 162(m) of the Code.
     G. If any payments under this Plan are subject to the provisions of Code Section 409A, it is intended that the Plan will comply fully with and meet all requirements of Code Section 409A.

Appendix C
AUDIT COMMITTEE CHARTER
OF THE BOARD OF DIRECTORS
(Adopted by the Board of Directors on October 18, 1999; and Restated and
Amended as of June 19, 2000 and February 5, 2003)
I. PURPOSE:
The purpose of the Audit Committee (“Committee”) of the Board of Directors (“Board”) of ON Semiconductor Corporation, a Delaware corporation (“Company”) shall be to take such actions, on behalf of the Board, as are necessary: (a) to monitor the integrity of the corporate financial reporting of the Company, (b) to provide to the Board the results of its monitoring and recommendations derived therefrom, (c) to outline to the Board changes made, or to be made, in internal accounting controls noted by the Committee, (d) to appoint, determine funding for, and oversee the independent auditor, (e) to review the independence, qualifications and performance of the Company’s internal and independent auditors, (f) to oversee that management has the processes in place to assure compliance by the Company with all applicable corporate policies, and legal and regulatory requirements, and (g) to provide such additional information and materials as it may deem necessary to make the Board aware of significant matters relating to the Audit Committee Charter (“Charter”) that require the Board’s attention.
The Committee will prepare the report required by the rules of the Securities and Exchange Commission (“Commission”) to be included in the Company’s annual proxy statement.
The Committee will fulfill its purpose primarily by carrying its responsibilities enumerated in Section III of this Charter.
II. COMPOSITION:
The Committee shall be compromised of three or more members of the Board. As and to the extent required under applicable federal securities laws and related rules and regulations, and/or the National Association of Securities Dealers (“NASD”) Marketplace Rules, all Committee members shall be independent. At least one Committee member shall be an “audit committee financial expert” as defined by the Commission. All Committee members shall meet the experience requirements of the NASD Marketplace Rules.
III. AUTHORITY AND RESPONSIBILITIES:
The operation of the Committee shall be subject to the Bylaws of the Company, as in effect from time to time, and Section 141(c) of the Delaware General Corporation Law. The Committee shall have the following authority and responsibilities:
1.	The Committee shall have the sole authority to appoint or replace the Company’s independent auditor (subject, if applicable, to shareholder ratification). The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including the resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

2.	The Committee shall pre-approve all auditing services and permitted non-auditing services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit.

3.	The Committee may form and delegate authority to a subcommittee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee shall be presented to the Committee at its next scheduled meeting.

4.	The Committee shall, pursuant to Section 10A(m)(4) of the Securities Exchange Act of 1934 (“Exchange Act”), establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

5.	The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to such advisors for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

6.	The Committee shall be responsible for (a) ensuring receipt from the independent auditor of a formal written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1, (b) actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, and (c) taking, or recommending that the full Board take, appropriate action to oversee the independence of the outside auditor.

7.	Unless submitted to another comparable independent body of the Board, as and to the extent required under applicable federal securities laws and related rules and regulations, and/or the NASD Marketplace Rules, related party transactions shall be submitted to the Committee for review, and the Committee shall approve or disapprove such related party transactions.

8.	The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

9.	The Committee, to the extent it deems necessary or appropriate, shall:

Financial Statements and Disclosure Matters:
(a)	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

(b)	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Quarterly Report on Form 10-Q, including the results of the independent auditor’s limited review of the quarterly financial statements.

(c)	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any issues as to the adequacy of the Company’s internal controls, and any special steps adopted in light of material control deficiencies.

(d)	Review and discuss quarterly reports from the independent auditor on:
(i)	All critical accounting policies and practices to be used;

(ii)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(iii)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.
(e)	Discuss with management the Company’s earnings press releases, including the use of “pro-forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts, rating agencies and other similar external audiences.

(f)	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Company’s financial statements.

(g)	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

(h)	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of the activities or access to requested information, and any significant disagreements with management.

(i)	Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for Form 10-Ks and 10-Qs about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls, as well as any significant change in internal controls implemented by management during the most recent reporting period of the Company.

(j)	Review with management and the independent auditors management’s annual internal control report, including any attestation of same by the independent auditors.

(k)	Review with management the Company’s disclosure controls and procedures and review periodically management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.
Oversight of the Company’s Relationship with the Independent Auditor
(l)	Review and evaluate the lead partner of the independent audit team.

(m)	Obtain and review a report from the independent auditor at least annually regarding (i) the independent auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with such issues, and (iv) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.
(n)	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

(o)	Discuss with the lead partner of the independent audit team issues on which the audit team consulted with the national office of the independent auditors.

(p)	Discuss with management the Company’s procedures and practices relating to the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

(q)	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit. Assist and interact with the independent auditor in order that the auditor may carry out its duties in the most efficient and cost effective manner.
Oversight of the Company’s Internal Audit Function
(r)	Review and approve (to the extent appropriate) (i) the annual audit plan, (ii) the activities and organizational structure of the internal audit function, (iii) the effectiveness of the internal audit function, (iv) the qualifications of the key internal audit personnel, and (v) the appointment, replacement, reassignment or dismissal of the head of the internal audit department.

(s)	Review the significant reports to management prepared by the internal audit department and management’s responses.

(t)	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.
Compliance Oversight Responsibilities
(u)	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.[1]

(v)	Obtain reports from management, the Company’s head of internal auditing and external advisors that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct.

(w)	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

(x)	Discuss with the Company’s General Counsel legal matters that may have a material impact on the Company’s financial statements or compliance policies, and any material reports or inquiries received from regulators or governmental agencies.
General
(y)	Perform such other acts and have such other powers as may be necessary or convenient in the efficient and lawful discharge of the foregoing.
IV. MEETINGS:
The Committee will hold periodic meetings as deemed necessary by the Committee. The President and Chief Executive Officer, any Vice President and Chief Financial Officer may each attend any meeting of the Committee at the invitation of the Committee, except for portions of the meetings where his, her or their presence would be inappropriate, as determined by the Committee. As part of its job to foster open communication, the Committee shall meet periodically with the head of the internal audit department and the independent auditors separately to discuss any matters that the Committee or each of these groups believes should be discussed privately. In addition, the Committee shall meet with the independent auditors and management at least quarterly to review the Company’s financial statements consistent with Section III above.
V. MINUTES:
Minutes of each meeting of the Committee shall be kept and distributed to each member of the Committee, and presented to the Board upon its request. Minutes of each meeting shall be maintained in the Secretary’s office of the Company.

[1]	Section 10A(b) of the Exchange Act requires that the independent auditor respond in certain ways if during the course of conducting an audit of the financial statements of an issuer, the independent auditor detects or otherwise becomes aware of information indicating that an illegal act (whether or not perceived to have a material effect on the financial statements of the issuer) has occurred.

VI. LIMITATION OF THE COMMITTEE’S ROLE:
The powers of the Committee shall be limited, and all activities of the Committee shall be governed, by the provisions of the Bylaws of the Company. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

PROXY – ON SEMICONDUCTOR CORPORATION
Meeting Details
Description—2006 Annual Meeting of Stockholders
Date & Time—May 17, 2006 at 9:30 a.m. (local time)
Location—The Company’s Principal Offices at 5005 East McDowell Road, Phoenix, AZ 85008
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
I appoint J. Daniel McCranie, Keith D. Jackson and George H. Cave, individually and together, proxies with full power of substitution, to vote all my shares of common stock of ON Semiconductor Corporation (the “Company”) which I have the power to vote, at the Annual Meeting of Stockholders to be held at the Company’s principal offices at 5005 East McDowell Road, Phoenix, AZ 85008 on May 17, 2006, at 9:30 a.m. local time and at any adjournments or postponements of the meeting. In the absence of specific voting directions from me, my proxies will vote in accordance with the Directors’ recommendations on the reverse side of this card. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I revoke any proxy previously given and acknowledge that I may revoke this proxy prior to its exercise.
UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR (1) THE ELECTION OF EACH CLASS I DIRECTOR NOMINEE, (2) RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, (3) APPROVAL OF A PROPOSED AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK FROM 500,000,000 TO 600,000,000, AND (4) APPROVAL OF THE COMPANY’S 2007 EXECUTIVE INCENTIVE PLAN.
YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS PROXY CARD AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE

ON SEMICONDUCTOR CORPORATION—2006 ANNUAL MEETING PROXY CARD
A. Election of Directors
The Board of Directors recommends a vote FOR each of the listed director nominees.

1. TO ELECT THREE CLASS I DIRECTORS - Nominees: (01) Curtis J. Crawford, (02) Richard W. Boyce and (03) Robert H. Smith	For All	Withhold All	For all except nominees written in below
	☐	☐	☐

Except nominee(s) written above. To withhold authority to vote for any individual nominee, write number(s) above.

B. Proposals

The Board of Directors recommends a vote FOR the following proposals.

2. TO RATIFY PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	For ☐	Against ☐	Abstain ☐

3. APPROVAL OF A PROPOSED AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK FROM 500,000,000 TO 600,000,000	For ☐	Against ☐	Abstain ☐

4. APPROVAL OF THE COMPANY’S 2007 EXECUTIVE INCENTIVE PLAN	For ☐	Against ☐	Abstain ☐
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS YOU SPECIFY ABOVE. IF NO SPECIFIC VOTING DIRECTIONS ARE GIVEN BY YOU, THIS PROXY WILL BE VOTED FOR EACH OF THE LISTED PROPOSALS AND, WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS IN ACCORDANCE WITH THE DISCRETION OF THE APPOINTED PROXY. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.
C. Authorized Signatures—Sign Here -This section must be completed for your instructions to be executed.
Note: Please sign your name(s) EXACTLY as it appears on your common stock certificate(s). If acting as an executor, administrator, trustee, custodian, guardian or similar capacity, you should so indicate in signing. If the stockholder is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly, each stockholder named should sign.
Signature 1 – Please keep signature within the box   Signature 2 – Please keep signature within the box   Date (mm/dd/yyyy)
FOLD AND DETACH HERE